8/23/2010

2010 OPERATING ORDER

CONCERNING

STATE OF CALIFORNIA
DEPARTMENT OF WATER RESOURCES

And

SAN DIEGO GAS & ELECTRIC COMPANY

THIS ORDER HAS BEEN FILED WITH AND APPROVED BY THE CALIFORNIA PUBLIC UTILITIES COMMISSION (“COMMISSION”) FOR USE BETWEEN THE STATE OF CALIFORNIA DEPARTMENT OF WATER RESOURCES (“DWR”) AND SAN DIEGO GAS & ELECTRIC COMPANY (“UTILITY”).

Date of Commission Approval:  March 10, 2011

Effective Date:  March 10, 2011

2010 OPERATING ORDER

This 2010 OPERATING ORDER (this “Order” or “2010 Operating Order”) concerns the State of California Department of Water Resources (“DWR”), acting solely under the authority and powers granted by AB1X, codified as Sections 80000 through 80270 of the Water Code, and not under its powers and responsibilities with respect to the State Water Resources Development System, and San Diego Gas & Electric Company, a California corporation (“Utility”).  This 2010 Operating Order amends and restates that certain 2004 Operating Agreement filed with the Commission on November 12, 2004 as directed in Decision 04-10-020, clarifying and revising that certain original Operating Agreement filed with the Commission on April 17, 2003, consistent with Decision 03-04-029, which replaced that certain Operating Order adopted pursuant to Decision 02-12-069, as amended and supplemented from time to time (collectively, the “Existing Operating Arrangement”).  DWR and Utility are sometimes collectively referred to herein as the “Parties” and individually referred to as a “Party.”  Unless otherwise noted, all capitalized terms shall have the meanings set forth in Article I of this Order.

R E C I T A L S

WHEREAS, under the Act, DWR has entered into a number of long-term power purchase agreements for the purpose of providing the net short requirements to the retail ratepayers of the State’s electrical corporations, including Utility; and

WHEREAS, the Contract Allocation Order of the Commission provides that such long-term power purchase agreements are to be operationally allocated among the State’s electrical corporations, including Utility, solely for the purpose of causing the State’s electrical corporations to perform certain specified functions on behalf of DWR, as DWR’s limited agent, including dispatching, scheduling, billing and settlements functions, and, prior to the MRTU Effective Date, to sell surplus energy, all as such functions relate to those certain power purchase agreements that are operationally allocated to each electrical corporation under the Contract Allocation Order; and

WHEREAS, DWR wishes to provide for the performance of such functions under the Allocated Contracts by Utility on behalf of DWR in accordance with such long-term power purchase agreements as provided in this Order; and

WHEREAS, consistent with the Contract Allocation Order and prior to the date that any Contract is novated to Utility, DWR will retain legal and financial obligations, together with ongoing responsibility for any other functions not explicitly provided in this Order to be performed by Utility, with respect to each of the Allocated Contracts and it is the intent of DWR and the Utility that the provisions of this Order will not constitute an “assignment” of the Allocated Contracts to Utility; and

WHEREAS, to reflect the changes resulting from the ISO implementation of Market Redesign and Technology Upgrade, DWR desires to amend the Existing Operating Arrangement and the Servicing Arrangement, consistent with the principles memorialized in that certain Memorandum of Understanding, dated as of February 4, 2009, which has been approved by the Commission on March 13, 2009.

NOW, THEREFORE, DWR agrees and Utility is ordered to do as follows:

ARTICLE I
DEFINITIONS

Section 1.1.

Definitions.  The following terms shall have the respective meanings in this Order:

The following terms, when used herein (and in the attachments hereto) with initial capitalization, shall have the meaning specified in this Section 1.01.  Certain additional terms are defined in the attachments hereto.  The singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa.  “Includes” or “including” shall mean “including without limitation.”  References to a section or attachment shall mean a section or attachment of this Order, as the case may be, unless the context requires otherwise, and reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented or restated through the date as of which such reference is made (except as otherwise specifically provided herein).  Unless the context otherwise requires, references to Applicable Laws or Applicable Tariffs shall be deemed references to such laws or tariffs as they may be amended, replaced or restated from time to time.  References to the time of day shall be deemed references to such time as measured by prevailing Pacific Time.

“Act” means Chapter 4 of Statutes of 2001 (Assembly Bill 1 of the First 2001-02 Extraordinary Session) of the State of California, as amended.

“Allocated Contracts” mean the long-term power purchase agreements (as such agreements may be amended, supplemented, modified or clarified from time to time) operationally allocated to Utility under the Contract Allocation Order, without legal and financial assignment of such agreements to Utility, as provided in Schedule 1 attached hereto.

“Allocated Power” means all power and energy, including the use of such power or energy as ancillary services, delivered or to be delivered under the Contracts.

“Applicable Commission Orders” mean such rules, regulations, decisions, opinions or orders as the Commission may lawfully issue or promulgate from time to time, which further define the rights and obligations of the Parties under this Order.

“Applicable Law” means the Act, Applicable Commission Orders and any other applicable statute, constitutional provision, rule, regulation, ordinance, order, decision or code of a Governmental Authority.

“Applicable Tariffs” mean Utility’s tariffs, including all rules, rates, schedules and preliminary statements, governing electric energy service to Utility’s customers in its service territory, as filed with and approved by the Commission and, if applicable, the Federal Energy Regulatory Commission.

“Assign(s)” shall have the meaning set forth in Section 14.01.

“Bonds” shall have the meaning set forth in the Rate Agreement.

“Bond Charges” shall have the meaning set forth in the Rate Agreement.

“Business Day” means the regular Monday through Friday weekdays that are customary working days, excluding holidays, as established by Applicable Tariffs.

“Commission” means the California Public Utilities Commission.

“Confidential Information” shall have the meaning set forth in Section 11.01(c).

“Contracts” mean the Allocated Contracts.

“Contract Allocation Order” means Decision 02-09-053 of the Commission, issued on September 19, 2002, as such Decision may be modified, revised, amended, supplemented or superseded from time to time by the Commission.

“DWR Power” shall have the same meaning set forth in the Servicing Arrangement with such amendments to incorporate the Settlement Principles for Remittances and Surplus Revenues, as provided in Exhibit C of this Order.

“DWR Revenues” mean those amounts required to be remitted to DWR by Utility in accordance with this Order and as further provided in the Servicing Arrangement.

“Effective Date” means the effective date of this Order in accordance with Section 14.13, as such date is set forth on the cover page hereof.

“Fund” means the Department of Water Resources Electric Power Fund established by Section 80200 of the California Water Code.

“Good Utility Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.  Good Utility Practice does not require the optimum practice, method, or act to the exclusion of all others, but rather is intended to include acceptable practices, methods, or acts generally accepted in the Western Electric Coordinating Council region.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to a government, including the Commission.

“Governmental Program” means any program or directive established by Applicable Law which directly or indirectly affects the rights or obligations of the Parties under this Order and which obligates or authorizes DWR to make payments or give credits to customers or other third parties under such programs or directives.

“ISO” means the California Independent System Operator Corporation.

“MRTU” means the ISO’s Market Redesign and Technology Upgrade.

“MRTU Effective Date” means the first trade date upon MRTU implementation by the ISO.

“Operating Order” or “Order” means this 2010 Operating Order, which amends and restates that certain 2004 Operating Agreement filed with the Commission on November 12, 2004 as directed in Decision 04-10-020, clarifying and revising that certain original Operating Agreement filed with the Commission on April 17, 2003, consistent with Decision 03-04-029, which replaced that certain Operating Order adopted pursuant to Decision 02-12-069, as amended and supplemented from time to time.

“Power Charges” shall have the meaning set forth in the Rate Agreement.

“Priority Long Term Power Contract” shall have the meaning set forth in the Rate Agreement.

“Rate Agreement” means the Rate Agreement between DWR and the Commission adopted by the Commission on February 21, 2002 in Decision 02-02-051.

“Remittance” means a payment by Utility to DWR or its Assign(s) in accordance with the Servicing Arrangement.

“Servicing Arrangement” means the Servicing Order as specified in Commission Decision 02-12-070, dated December 19, 2002, as further amended and restated by Decision 07-03-025 and certain further amended and restated 2010 Servicing Order submitted and pending the Commission approval.

“Supplier” means those certain third parties who are supplying power pursuant to the Contracts.

“Term” means term provided in Section 2.05 hereof.

“URG” means utility-retained generation, including without limitation Utility’s portfolio of generation resources and power purchase agreements prior to or after the Effective Date by Utility.

Section 1.2.

Undefined Terms.  Capitalized terms not otherwise defined in Section 1.01 herein shall have the meanings set forth in the Act or the Servicing Arrangement.

ARTICLE II
OPERATIONAL ALLOCATION OF POWER PURCHASE AGREEMENTS; MANAGEMENT OF THE CONTRACTS; ALLOCATED POWER; TERM

Section 2.1.

Operational Allocation and Management of Power Purchase Agreements. On behalf of DWR, as its limited agent, Utility will perform certain day-to-day scheduling and dispatch functions, billing and settlements and surplus energy sales (prior to the MRTU Effective Date) and certain other tasks with respect to the Allocated Contracts, as more fully set forth in this Order.

As further provided in Contract Administration and Performance Test Monitoring Protocols set forth in Exhibit E, except as otherwise transferred to the Utility as referenced in Exhibit E, DWR will continue to monitor and audit the Supplier performance under the Contracts.  Upon development of a mutually agreeable plan, Utility will monitor the performance of Suppliers, as further provided in Exhibit E, subject, however, to DWR’s right but not the obligation to audit and monitor all functions contemplated to be performed by Utility, all as further provided in this Order.

Section 2.2.

Standard of Contract Management.

(a)

Prior to the date that any Contract is novated to Utility, Utility agrees to perform the functions specified in this Order relating to the Allocated Contracts, in a commercially reasonable manner, exercising Good Utility Practice, and in a fashion reasonably designed to serve the overall best interests of retail electric customers.  Utility shall provide to DWR such information specifically provided in Exhibit F hereto to facilitate DWR’s verification of Utility’s compliance with this Section 2.02.

(b)

To the extent requested by Utility, DWR shall provide evidence in Commission proceedings describing Utility’s and DWR’s performance, rights and obligations under this Order.

(c)

DWR acknowledges the Commission’s exclusive authority over whether the Utility has managed Allocated Power available under the Contracts in a just and reasonable manner and DWR and Utility agree that none of the provisions of this Order shall be interpreted to reduce, diminish, or otherwise limit the scope of any Commission authority or to give DWR any authority over such matters.  In addition, the Parties acknowledge that DWR is not subject to the Commission’s jurisdiction, and the Parties agree that none of the provisions of this Order, including Section 13.04 herein, shall be interpreted to subject DWR to the Commission’s jurisdiction or authority.

(d)

The Utility acknowledges DWR’s separate and independent right to evaluate and enforce Utility’s commercial performance under this Order.

(e)

Utility agrees to provide any information not otherwise required herein that is reasonably necessary to allow DWR to exercise its rights in subsection (d) above, provided that all such information shall be used solely for the purposes of exercising such rights.

Section 2.3.

Good Faith.  Each Party hereby covenants that it shall perform its actions, obligations and duties in connection with this Order in good faith.

Section 2.4.

DWR Power.  During the term of this Order, the electric power and energy, including but not limited to capacity, and output, or any of them from the Contracts delivered to retail end-use customers in Utility’s service area shall constitute DWR Power for all purposes of the Servicing Arrangement.  Prior to the MRTU Effective Date, Utility shall arrange for transmission service to accommodate surplus sales to the extent that transmission service is available and cost effective, all as further provided in Exhibit A.

Section 2.5.

  Term.

(a)

The Term of this Order shall commence on the Effective Date and shall terminate on the earlier of (a) the termination of the Servicing Arrangement, or (b) the termination of this Order by DWR upon ninety days’ written notice to Utility and the Commission, or (c) upon consultation with the Commission, the termination of the Order by DWR upon reasonable written notice to Utility no shorter than 30 days, or (d) pursuant to Article VII hereof, the termination of this Order by a non-defaulting Party after an Event of Default.

In addition, this Order will terminate as to each Contract that terminates in accordance with its terms, has been terminated by a party to that Contract, or has been novated.  Provided, however, whether a Contract is terminated or novated, the rights and obligations of the Parties that arise or relate to Utility’s performance of its duties under this Order in respect of any terminated or novated Contract shall survive until the expiration of any such right or obligation.

(b)

If an event occurs which has the effect of materially altering and materially adversely impacting the economic position of the Parties or either of them under this Order, then the affected Party may, by written notice, request that the Commission approve amendments to this Order or other arrangements incidental to this Order as necessary to preserve or restore the economic position under this Order held by the affected Party immediately prior to such event.  Such notice shall describe the event and shall include reasonable particulars as to the manner and extent to which the economic position of the Party giving notice has been adversely affected.

ARTICLE III
LIMITED AGENCY / NO ASSIGNMENT

Section 3.1.

Limited Agency.  Utility is hereby appointed as DWR’s agent for the limited purposes set forth in this Order.  Utility shall not be deemed to be acting, and shall not hold itself out, as agent for DWR for any purpose other than those described in this Order.  Utility’s duties and obligations shall be limited to those duties and obligations that are specified in this Order.

Section 3.2.

No Assignment.  Prior to the date that any Contract is novated to Utility, DWR shall remain legally and financially responsible for performance under each of the Contracts and shall retain liability to the counterparty for any failure of Utility to perform the functions referred to in this Order on behalf of DWR as its limited agent, under such Contracts in accordance with the terms thereof.  It is the intent of DWR and Utility that the provisions of this Order shall not constitute or result in an “assignment” of the Allocated Contracts in any respect.

ARTICLE IV
LIMITED DUTIES OF UTILITY

Section 4.1.

Limited Duties of Utility as to the Contracts.  During the Term of this Order, Utility shall:

(a)

Prior to the MRTU Effective Date, on behalf of DWR, as its limited agent, perform the day-to-day scheduling and dispatch functions, including day-ahead, hour-ahead and real time trading, scheduling transactions with all involved parties,  under the Allocated Contracts, perform billing and settlements functions and obtain relevant information for these functions such as transmission availability and others, with respect to the Allocated Contracts set forth in Schedule 1 hereto, all as more specifically provided in the Operating Protocols attached hereto as Exhibit A;

On and after the MRTU Effective Date, on behalf of DWR, as its limited agent, perform the day-to-day tasks, including the submission or the coordination of Bids and/or Inter-SC Trades, in the ISO’s Day-Ahead Market, Hour-Ahead Scheduling Process and/or Real-Time Market (as such terms are defined under ISO’s MRTU tariff), related to, and consistent with the terms of, the Allocated Contracts, perform billing and settlements functions and obtain relevant information for these functions such as transmission availability and others, with respect to the Allocated Contracts set forth in Schedule 1 hereto, all as more specifically provided in the Operating Protocols attached hereto as Exhibit A;

(b)

On behalf of DWR, as its limited agent, enter into transactions for the purchase (or sale, as the case may be) of gas, gas transmission services, gas storage services and financial hedges, and perform the operational and administrative responsibilities for such purchases under gas tolling provisions under the Allocated Contracts, including the review of fuel plans and consideration of alternative fuel supply, all as more specifically provided in the Fuel Management Protocols attached hereto as Exhibit B;

(c)

On behalf of DWR, as its limited agent, perform all necessary settlement functions under the Allocated Contracts in accordance with the terms of the applicable Allocated Contracts, consistent with the provisions of Exhibit C of this Order.  In addition, perform all necessary billing and settlement functions related to DWR Revenues and remit DWR Revenues to DWR, consistent with the Settlement Principles for Remittances and Surplus Revenues attached hereto as Exhibit C and the Servicing Arrangement;

(d)

Assume financial responsibility for the ISO charges listed on Exhibit D attached hereto;

(e)

On behalf of DWR, as its limited agent, upon development of a mutually agreeable plan, monitor the performance of Suppliers under the Allocated Contracts and undertake the administration of the Allocated Contracts, as more specifically provided in the Contract Administration and Performance Monitoring Protocols attached hereto as Exhibit E;

(f)

Provide to DWR the necessary information required by DWR as more specifically provided in the DWR Data Requirements From Utility attached hereto as Exhibit F to allow DWR to perform such internal procedures that are reasonable and determined appropriate by DWR to allow DWR to continue performance of financial obligations related to Allocated Contracts and to prepare and support reporting requirements set forth in Applicable Laws or agreements;

(g)

At all times in performing its obligations under this Order (i) comply with the provisions of each of the Allocated Contracts, (ii) follow Good Utility Practice, and (iii) comply with all Applicable Laws and Applicable Commission Orders;

(h)

Appoint a primary and secondary contact person, as set forth in Schedule 2 hereto, to coordinate the responsibilities listed in this Section 4.01;

(i)

Prior to the MRTU Effective Date, on behalf of DWR, as its limited agent, make surplus energy sales as more specifically provided in this Order; and

(j)

Upon issuance of an Applicable Commission Order approving the novation of a Contract, Utility will submit in writing to DWR as to the effective novation date of such Contract.

Provided, however, in the event that DWR fails to provide or provides inaccurate information which results in Utility’s non-compliance with its obligations under this Order, the resulting non-compliance by Utility shall not constitute an Event of Default under Section 7.01 hereof.

Section 4.2.

Dispatch or Sale of Allocated Power.  Subject to any existing or new ISO tariff provisions that may affect the dispatch of such Contracts, Allocated Power from all Contracts shall be dispatched or sold, as the case may be, by Utility pursuant to the Operating Protocols attached hereto as Exhibit A.

Section 4.3.

DWR Revenues.  DWR Revenues shall be accounted and remitted to DWR consistent with the principles provided in the Settlement Principles for Remittances and Surplus Revenues attached hereto as Exhibit C and the provisions of the Servicing Arrangement.  Unless otherwise specifically provided in this Order, Utility will not be required at any time to advance or pay any of its own funds in the fulfillment of its responsibilities under this Order.

Section 4.4.

Ownership of Allocated Power.  Notwithstanding any other provision herein, and in accordance with the Act and Section 80110 of the California Water Code, DWR shall retain title to all Allocated Power, including DWR Power.  In accordance with the Act and Section 80104 of the California Water Code, upon the delivery of Allocated Power to Utility’s customers, those customers shall be deemed to have purchased that power from DWR, and payment for such sale shall be a direct obligation of such customer to DWR.  In addition, prior to the MRTU Effective Date, DWR shall retain title to any surplus Allocated Power sold by Utility as limited agent to DWR as provided in this Order.

ARTICLE V
DUTIES OF DWR

Section 5.1.

Duties of DWR.  Prior to the date that any Contract is novated to Utility and consistent with the Contract Allocation Order, during the Term of this Order, DWR shall:

(a)

Remain legally and financially responsible under each of the Contracts and cooperate with Utility in the transition from DWR to Utility the performance of the functions provided in this Order;

(b)

Assume legal and financial responsibilities and enter into or facilitate Utility’s entering into transactions as DWR’s limited agent, for the purchase (or sale, as the case may be) of gas, gas transmission services, gas storage services and financial hedges, and timely consent to or approve the Utility’s performance of the operational and administrative responsibilities for such purchases under gas tolling provisions under the Allocated Contracts, including the review of fuel plans and consideration of alternative fuel supply, all as more specifically provided in the Fuel Management Protocols attached hereto as Exhibit B;

(c)

Pay invoices to the Suppliers and perform such internal procedures that are reasonable and determined appropriate by DWR, which may include validation, analysis and audit of the settlement functions to be performed on DWR’s behalf, as its limited agent, by Utility relating to the Contracts.  In addition, perform such internal procedures that are reasonable and determined appropriate by DWR, which may include validation, analysis and audit of the billing and settlement functions to be performed on DWR’s behalf, as its limited agent, by Utility related to DWR Revenues, consistent with the principles set forth in the Settlement Principles for Remittances and Surplus Revenues attached hereto as Exhibit C;

(d)

Until such time as a mutually agreed upon plan may be entered into with Utility and approved by the Commission, and no earlier than January 1, 2004, continue to monitor the performance of Suppliers and conduct certain contract administration duties under the Allocated Contracts, all as more specifically provided in the Contract Administration and Performance Monitoring Protocols attached hereto as Exhibit E.  In addition, continue to perform all other administrative functions related to Contracts not explicitly provided in this Order to be performed by Utility on behalf of DWR, as its limited agent;

(e)

Upon the termination of any Contract (other than a Contract that is novated to Utility or terminated on the Contract stated termination date shown on Schedule 1 attached to this Order), DWR will submit in writing to Utility a revised Schedule 1 to reflect the termination of any Contract.  In the event that a Contract terminates on the Contract stated termination date shown on Schedule 1, then no further notice will be provided by DWR; and

(f)

Appoint a primary and secondary contact person, as set forth in Schedule 3 hereto, to coordinate the responsibilities listed in this Section 5.01.

ARTICLE VI
[RESERVED]

Section 6.1.

[Intentionally left blank.]

ARTICLE VII
EVENTS OF DEFAULT

Section 7.1.

Events of Default. The following events shall constitute “Events of Default” under this Order:

(a)

any material failure by a Party to pay any amount due and payable under this Order that continues unremedied for five (5) Business Days after the earlier of the day the defaulting Party receives written notice thereof from the non-defaulting Party; or

(b)

any material failure by Utility to schedule and dispatch Contracts, consistent with the principles set forth in Exhibit A; or

(c)

any failure (except as provided in (a) or (b)) by a Party to duly observe or perform in any material respect any other term or condition of such Party set forth in this Order, which failure continues unremedied for a period of 15 calendar days after written notice of such failure has been given to such Party by the non-defaulting Party; or

(d)

any material representation or warranty made by a Party shall prove to be false, misleading or incorrect in any material respect as of the date made; or

(e)

an Event of Default (as defined under the Servicing Arrangement) shall have occurred and is continuing under the Servicing Arrangement.

Section 7.2.

Consequences of Utility Event of Default.  Upon any Event of Default by Utility, DWR may, in addition to exercising any other remedies available under this Order or under Applicable Law, (i) apply to the Commission for appropriate relief, including but not limited to the termination of this Order in whole or in part; and (ii) apply to the Commission and, if necessary, any court of competent jurisdiction for sequestration and payment to DWR or its Assign(s) of DWR Revenues or for specific performance of the functions related to the Contracts to be performed by Utility on behalf of DWR, as its limited agent, as provided in this Order.

Section 7.3.

Consequences of DWR Event of Default.  Upon an Event of Default by DWR (other than an Event of Default under 7.01(a)), Utility may request that the Commission terminate this Order in whole or in part, Section 2.05 notwithstanding.

Section 7.4.

Remedies.  Subject to Article XIII of this Order, upon any Event of Default, the non-defaulting Party may exercise any other legal or equitable right or remedy that may be available to it under applicable law or under this Order, including, but not limited to, the termination of this Order.

Section 7.5.

Remedies Cumulative.  Except as otherwise provided in this Order, all rights of termination, cancellation, or other remedies in this Order are cumulative.  Use of any remedy shall not preclude any other remedy available under this Order.

Section 7.6.

Waivers. None of the provisions of this Order shall be considered waived by either Party unless the Party against whom such waiver is claimed gives such waiver in writing.  The failure of either Party to insist in any one or more instances upon strict performance of any of the provisions of this Order or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect.  Waiver by either Party of any default by the other Party shall not be deemed a waiver of any other default.

ARTICLE VIII
PAYMENT OF FEES AND CHARGES

Section 8.1.

Utility Fees and Charges.  As noted in the Contract Allocation Order, the details of the amount and recovery of administrative costs to Utility associated with the Contracts are expected to be considered in another Commission proceeding.  As such, the Parties agree that the administrative costs to Utility will be recovered pursuant to such Commission proceeding. Utility shall enter the cost of such fees and charges in its Purchased Electric Commodity Account, or its successor or another account designated by the Commission on a current basis, for recovery in retail rates subject to subsequent Commission review.

ARTICLE IX
REPRESENTATIONS AND WARRANTIES

Section 9.01.  Representations and Warranties of DWR.  DWR represents and warrants that it will use its best efforts to obtain all necessary and appropriate notices, inducements, undertakings, approvals, and consents from each Supplier to the Contract allocated to Utility in order for Utility to undertake its duties set forth in this Order in a timely and appropriate fashion.

ARTICLE X
LIMITATIONS ON LIABILITY

Section 10.1.

Consequential Damages. In no event will either Party be liable to the other Party for any indirect, special, exemplary, incidental, punitive, or consequential damages under any theory.  Nothing in this Section 10.01 shall limit either Party’s rights as provided in Article VII above.

Section 10.2.

Limited Obligations of DWR. Any amounts payable by DWR under this Order shall be payable solely from moneys on deposit in the Department of Water Resources Electric Power Fund established pursuant to Section 80200 of the California Water Code (the “Fund”).

Section 10.3.

Sources of Payment; No Debt of State.  DWR’s obligation to make payments hereunder shall be limited solely to the Fund and shall be payable as an operating expense of the Fund solely from Power Charges subject and subordinate to each Priority Long Term Power Contract in accordance with the priorities and limitations established with respect to the Fund’s operating expenses in any indenture providing for the issuance of Bonds and in the Rate Agreement and in the Priority Long Term Power Contracts.  Any liability of DWR arising in connection with this Order or any claim based thereon or with respect thereto, including, but not limited to, any payment arising as the result of any breach or Event of Default under this Order, and any other payment obligation or liability of or judgment against DWR hereunder, shall be satisfied solely from the Fund.  NEITHER THE FULL FAITH AND CREDIT NOR THE TAXING POWER OF THE STATE OF CALIFORNIA ARE OR MAY BE PLEDGED FOR ANY PAYMENT UNDER THIS ORDER. Revenues and assets of the State Water Resources Development System, and Bond Charges under the Rate Agreement, shall not be liable for or available to make any payments or satisfy any obligation arising under this Order.  If moneys on deposit in the Fund are insufficient to pay all amounts payable by DWR under this Order, or if DWR has reason to believe such funds may become insufficient to pay all amounts payable by DWR under this Order, DWR shall diligently pursue an increase to its revenue requirements as permitted under the Act from the appropriate Governmental Authority as soon as practicable.  To the extent DWR’s obligations are “administrative costs,” they will require annual appropriation by the legislature.

Section 10.4.

Cap on Liability.  In no event will Utility be liable to DWR for damages under this Order, including indemnification obligations, whether in contract, warranty, tort (including negligence), strict liability or otherwise (referred to as “Damages” for purposes of this Section), in an amount in excess of: 1) on an annual calendar year basis, $5 million plus ten percent of Damages in excess of $5 million and 2) for the entire term of this Order, $50 million in total payments of Damages to DWR.  For example, if Damages for an event are $100 million, Utility’s total liability for this event would be $14.5 million ($5 million plus 10% of $95 million) and that would be the full extent of Utility’s liability for such Damages.  All Damages associated with an event will apply only to the annual limit in the first year in which Damages for that event were assessed.  For example, if Damages for an event were paid as follows: $15 million in year 1 and $10 million in year 2, the Utility would pay DWR $7 million ($5 million plus 10% of $10 million for year 1 and 10% of $10 million for year 2).  In this example, the $1 million paid to DWR in year 2 (10% of $10 million) does not count against the year 2 $5 million calendar year threshold.  DWR hereby releases Utility from any liability for Damages in excess of the limitations on liability set forth in this Section 10.04, provided however, that this limitation on Utility liability shall not apply to the extent the liability is a result of Utility’s gross negligence or willful misconduct.

ARTICLE XI
CONFIDENTIALITY

Section 11.1.

Proprietary Information.

(a)

Nothing in this Order shall affect Utility’s obligations to observe any Applicable Law prohibiting the disclosure of Confidential Information regarding its customers.

(b)

Nothing in this Order, and in particular nothing in Sections 11.01(e)(x) through 11.01(e)(z) of this Order, shall affect the rights of the Commission to obtain from Utility, pursuant to Applicable Law, information requested by the Commission, including Confidential Information provided by DWR to Utility. Applicable Law, and not this Order, will govern what information the Commission may disclose to third parties, subject to any confidentiality agreement between DWR and the Commission.

(c)

The Parties acknowledge that each Party may acquire information and material that is the other Party’s confidential, proprietary or trade secret information.  As used herein, “Confidential Information” means any and all technical, commercial, financial and customer information disclosed by one Party to the other (or obtained from one Party’s inspection of the other Party’s records or documents), including any patents, patent applications, copyrights, trade secrets and proprietary information, techniques, sketches, drawings, maps, reports, specifications, designs, records, data, models, inventions, know-how, processes, apparati, equipment, algorithms, software programs, software source documents, object code, source code, and information related to the current, future and proposed products and services of each of the Parties, and includes, without limitation, the Parties’ respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, business forecasts, sales and merchandising, and marketing plans and information.  In all cases, Confidential Information includes proprietary or confidential information of any third party disclosing such information to either Party in the course of such third party’s business or relationship with such Party.  Utility’s Confidential Information also includes any and all lists of customers, and any and all information about customers, both individually and aggregated, including but not limited to customers’ names, street addresses of customer residences and/or facilities, email addresses, identification numbers, Utility account numbers and passwords, payment histories, energy usage, rate schedule history, allocation of energy uses among customer residences and/or facilities, and usage of DWR Power.  All Confidential Information disclosed by the disclosing Party (“Discloser”) will be considered Confidential Information by the receiving Party (“Recipient”) if identified as confidential and received from Discloser.

(d)

Each Party agrees to take all steps reasonably necessary to hold in trust and confidence the other Party’s Confidential Information.  Without limiting the generality of the immediately preceding sentence, each Party agrees (i) to hold the other Party’s Confidential Information in strict confidence, not to disclose it to third parties or to use it in any way, commercially or otherwise, other than as permitted under this Order; and (ii) to limit the disclosure of the Confidential Information to those of its employees, agents or directly related subcontractors with a need to know who have been advised of the confidential nature thereof and who have acknowledged their express obligation to maintain such confidentiality.  DWR shall not disclose Confidential Information to employees, agents or subcontractors that are in any respect responsible for power marketing or trading activities associated with the State Water Resources Development System.

(e)

The foregoing two paragraphs will not apply to any item of Confidential Information if:  (i) it has been published or is otherwise readily available to the public other than by a breach of this Order; (ii) it has been rightfully received by Recipient from a third party without breach of confidentiality obligations of such third party and outside the context of the provision of services under this Order; (iii) it has been independently developed by Recipient personnel having no access to the Confidential Information; (iv) it was known to Recipient prior to its first receipt from Discloser, or (v) it has been summarized, processed and incorporated for incorporation into reports, discussions, statements or any other further work product.  In addition, Recipient may disclose Confidential Information if and to the extent required by law or a Governmental Authority, provided that (x) Recipient shall give Discloser a reasonable opportunity to review and object to the disclosure of such Confidential Information, (y) Discloser may seek a protective order or confidential treatment of such Confidential Information, and (z) Recipient shall make commercially reasonable efforts to cooperate with Discloser in seeking such protective order or confidential treatment.  Discloser shall pay Recipient its reasonable costs of cooperating.

Section 11.2.

No License.  Nothing contained in this Order shall be construed as granting to a Party a license, either express or implied, under any patent, copyright, trademark, service mark, trade dress or other intellectual property right, or to any Confidential Information now or hereafter owned, obtained, controlled by, or which is or may be licensable by, the other Party.

Section 11.3.

Survival of Provisions.  The provisions of this Article XI shall survive the termination of this Order.

ARTICLE XII
RECORDS AND AUDIT RIGHTS

Section 12.1.

Records.  Utility shall maintain accurate records and accounts relating to the Contracts in sufficient detail to permit DWR to audit and monitor the functions to be performed by Utility on behalf of DWR, as its limited agent, under this Order.  In addition, Utility shall maintain accurate records and accounts relating to DWR Revenues to be remitted by Utility to DWR, consistent with the Settlement Principles for Remittances and Surplus Revenues set forth in Exhibit C hereto.  Utility shall provide to DWR and its Assign(s) access to such records.  Access shall be afforded without charge, upon reasonable request made pursuant to Section 12.02.  Access shall be afforded only during Business Hours and in such a manner so as not to interfere unreasonably with Utility’s normal operations.  Utility shall not treat DWR Revenues as income or assets of Utility or any affiliate for any tax, financial reporting or regulatory purposes, and the financial books or records of Utility and affiliates shall be maintained in a manner consistent with the absolute ownership of DWR Revenues by DWR and Utility’s holding of DWR Revenues in trust for DWR (whether or not held together with other monies).

Section 12.2.

Audit Rights.

(a)

Upon 30 calendar days’ prior written notice, DWR may request an audit, conducted by DWR or its agents (at DWR’s expense), of Utility’s records and procedures, which shall be limited to records and procedures containing information bearing upon Utility’s performance of its obligations under this Order.  The audit shall be conducted during Business Hours without interference with Utility’s normal operations, and in compliance with Utility’s security procedures.

(b)

As provided in the Act, the State of California Bureau of State Audits (the “Bureau”) shall conduct a financial and performance audit of DWR’s implementation of Division 27 (commencing with Section 80000) of the California Water Code, and the Bureau shall issue a final report on or before March 31, 2003.  In addition, as provided in Section 8546.7 of the California Government Code, pursuant to this Section 12.02, DWR or the State of California Department of General Services, the Bureau, or their designated representative (“DWR’s Agent”) shall have the right to review and to copy (at DWR’s expense) any non-confidential records and supporting documentation pertaining to the performance of this Order and to conduct an on-site review of any Confidential Information pursuant to Section 12.03 hereof.  Utility agrees to maintain such records for such possible audit for three years after final Remittance to DWR.  Utility agrees to allow such auditor(s) access to such records during Business Hours and to allow interviews of any employees who might reasonably have information related to such records.  Further, Utility shall include a similar right for DWR or DWR’s Agent to audit records and interview staff in any contract between Utility and a subcontractor directly related to performance of this Order.

Section 12.3.

Confidentiality.  Materials reviewed by either Party or its agents in the course of an audit may contain Confidential Information subject to Article XI above.  The use of all materials provided to DWR or Utility or their agents, as the case may be pursuant to this Article XII, shall comply with the provisions in Article XI and shall be limited to use in conjunction with the conduct of the audit and preparation of a report for appropriate distribution of the results of the audit consistent with Applicable Law.

Section 12.4.

Annual Certifications.  At least annually, and in no event later than the 30th day after the end of the calendar year, Utility shall deliver to DWR, with a copy to the Commission, a certificate of an authorized representative certifying that to the best of such representative’s knowledge, after a review of Utility performance under this Order, Utility has fulfilled its obligations under this Order in all material respects and is in compliance herewith in all material respects.

Section 12.5.

Additional Applicable Laws.  Each Party shall make an effort to promptly notify the other Party in writing to the extent such Party becomes aware of any new Applicable Laws or changes (or proposed changes) in Applicable Tariffs hereafter enacted, adopted or promulgated that may have a material adverse effect on either Party’s ability to perform its duties under this Order.  A Party’s failure to so notify the other Party pursuant to this Section 12.05 will not constitute a material breach of this Order, and will not give rise to any right to terminate this Order or cause either Party to incur any liability to the other Party or any third party.

Section 12.6.

Other Information.  Upon the reasonable request of DWR or its Assign(s), Utility shall provide to DWR or its Assign(s) any public financial information in respect of Utility applicable to services provided by Utility under this Order, to the extent such information is reasonably available to Utility, which (i) is reasonably necessary and permitted by Applicable Law to monitor the performance by Utility hereunder, or (ii) otherwise relates to the exercise of DWR’s rights or the discharge of DWR’s duties under this Order or any Applicable Law.  In particular, but without limiting the foregoing, Utility shall provide to DWR any such information that is necessary or useful to calculate DWR’s revenue requirements (as described in Sections 80110 and 80134 of the California Water Code).

Section 12.7.

Data and Information Retention.  All data and information associated with the provision and receipt of services pursuant to this Order shall be maintained for the greater of (a) the retention time required by Applicable Law or Applicable Tariffs for maintaining such information, or (b) three (3) years.

ARTICLE XIII
DISPUTE RESOLUTION

Section 13.1.

Dispute Resolution.  Should any dispute arise between the Parties or should any dispute between the Parties arise from the exercise of either Party’s audit rights contained in Section 12.02 hereof, the Parties shall remit any undisputed amounts and agree to enter into good faith negotiations as soon as practicable to resolve such disputes within (10) Business Days so as to resolve such disputes, as appropriate, within the timeframes provided under this Order, or as soon as possible thereafter.  For any disputed Remittances, if such resolution cannot be made before the remittance date, Utility shall remit the undisputed portion to DWR.  In addition, the disputed portion of the Remittances shall be deposited into an escrow account held by a qualified, independent escrow holder.  Upon resolution of such disputes, the Party that escrowed the disputed amount shall reimburse the other Party from the escrow account as necessary.

Section 13.2.

ISO Settlements and Disputes.  Prior to the MRTU Effective Date, Utility shall review, validate and verify all ISO charges/credits contained on all ISO settlement statements, including any charges/credits resulting from functions related to the Contracts to be performed by Utility as provided in the Existing Operating Arrangement.  Utility shall inform DWR of any discrepancies and shall dispute any such discrepancies with the ISO in accordance with the ISO’s tariff and protocols.  Except as provided in Section 13.03, if any ISO charge type settlement amount appearing on a Preliminary or Final Settlement Statement (as defined in the ISO tariff) resulting or relating to the Utility’s performance of functions related to the Contracts under the Existing Operating Arrangement is in dispute, it shall be the responsibility of Utility, on behalf of DWR, as its limited agent, to seek resolution of said dispute through the ISO dispute resolution process as provided in the ISO’s tariff.

On and after the MRTU Effective Date, consistent with the parameters of settlements procedures as further provided in Exhibit C attached hereto, DWR agrees and Utility is ordered to perform the following as related to ISO invoices and Settlement Statements (as such term is defined in the ISO tariff then in effect) issued to Utility in its role as load serving entity.

On and after the MRTU Effective Date, Utility shall review, validate and verify such ISO data or charges/credits contained on all ISO Settlement Statements related to Inter-SC Trades with respect to the Allocated Contracts and to provide such data or information as specified under the caption “Schedule / Bilateral Invoice” in Part II of Exhibit F attached to this Order.  As to such data or information described under the caption “Schedule / Bilateral Invoice” in Part II of Exhibit F, Utility shall inform DWR of any discrepancies and shall dispute any such discrepancies with the ISO in accordance with the ISO’s tariff and protocols.

At all times, for disputes affecting Utility’s Remittances to DWR, including, prior to the MRTU Effective Date, disputes on ISO charges to non-DWR parties related to Surplus Revenues that would affect Remittances to DWR, Utility shall provide to DWR: a) notification of submission of the dispute through the ISO dispute resolution process, identifying, among other items, the dispute type, quantity, price and allocation; b) a copy of the submitted dispute and all supporting data; and c) a copy of all ensuing documentation resulting from the ongoing dispute resolution process.  Utility shall track and validate all disputed ISO charges involving any financial responsibility of DWR.

Section 13.3.

Supplier Invoice Disputes.  DWR shall continue to be responsible for all dispute resolution relating to Supplier invoices.  In addition, except as specifically provided in Exhibit E of this Order, all other contract administration functions shall remain DWR’s responsibility.

Section 13.4.

Good-Faith Negotiations.  Should any dispute arise between the Parties relating to this Order, the Parties shall undertake good-faith negotiations to resolve such dispute.  If the Parties are unable to resolve such dispute through good-faith negotiations, either Party may submit a detailed written summary of the dispute to the other Party.  Upon such written presentation, each Party shall designate an executive with authority to resolve the matter in dispute.  If the Parties are unable to resolve such dispute within 30 days from the date that a detailed summary of such dispute is presented in writing to the other Party, and the dispute relates solely to Utility’s conduct, performance, acts and/or omissions (and not to DWR’s conduct performance, acts and/or omissions), then DWR may, at its sole discretion, present the dispute to the Commission for resolution, in accordance with Applicable Law.  All other disputes shall be brought in a court of competent jurisdiction or a forum mutually acceptable to the Parties in accordance with Applicable Law.  Nothing herein shall preclude either Party from challenging the decision or action which such Party deems may adversely affect its interests in any appropriate forum of the Party’s choosing.

Section 13.5.

Costs.  Each Party shall bear its own respective costs and attorney fees in connection with respect to any dispute resolution process undertaken by it pursuant to this Article.  Provided, however, DWR shall reimburse Utility all reasonably incurred costs, including, but not limited to, in-house and retained attorneys, consultants, witnesses, and arbitration costs, arising from or pertaining to all disputes relating to ISO charges/credits contained on all ISO settlement statements resulting from the operational, dispatch and administrative functions related to the Contracts performed by Utility on behalf of DWR, as its limited agent, pursuant to the standards set forth in Section 2.02 herein and consistent with the provisions of the ISO tariff, as may be amended from time to time, including, prior to the MRTU Effective Date, disputes on ISO charges to non-DWR parties related to Surplus Revenues that would affect Remittances to DWR.  These costs shall be recorded and invoiced in the manner set forth in Section 8.01 hereof.

ARTICLE XIV
MISCELLANEOUS

Section 14.1.

Assignment

(a)

Except as provided in paragraphs (b) (c) and (d) below, neither Party shall assign or otherwise dispose of this Order, its right, title or interest herein or any part hereof to any  entity, without the prior written consent of the Commission.  No assignment of this Order shall relieve the assigning Party of any of its obligations under this Order until such obligations have been assumed by the assignee. When duly assigned in accordance with this Section 14.01(a) and when accepted by the assignee, this Order shall be binding upon and shall inure to the benefit of the assignee.  Any assignment in violation of this Section 14.01 (a) shall be void.

(b)

DWR may assign or pledge its rights to receive performance hereunder to a trustee or another party (“Assign(s)”) in order to secure DWR’s obligations under its bonds (as that term is defined in the Act), and any such Assign shall be a third party beneficiary of this Order; provided, however, that this authority to assign or pledge rights to receive performance hereunder shall in no event extend to any person or entity that sells power or other goods or services to DWR.

(c)

Any person (i) into which Utility may be merged or consolidated, (ii) which may result from any merger or consolidation to which Utility shall be a party or (iii) which may succeed to the properties and assets of Utility substantially as a whole, which person in any of the foregoing cases executes an agreement of assumption to perform every obligation of Utility hereunder, shall be the successor to Utility under this Order without further act on the part of any of the Parties to this Order; provided, however, that Utility shall have delivered to the Commission, DWR and DWR’s Assign(s) an opinion of counsel reasonably acceptable to the Commission and DWR stating that such consolidation, merger or succession and such agreement of assumption complies with this Section 13.01(c) and that all of Utility’s obligations hereunder have been validly assumed and are binding on any such successor or assign.

(d)

Notwithstanding anything to the contrary herein, DWR’s rights and obligations hereunder shall be transferred, without any action or consent of either Party hereto, to any entity created by the State legislature which is required under Applicable Law to assume the rights and obligations of DWR under Division 27 of the California Water Code.

Section 14.2.

Force Majeure.  Neither Party shall be liable for any delay or failure in performance of any part of this Order (including the obligation to remit money at the times specified herein) from any cause beyond its reasonable control, including but not limited to, unusually severe weather, flood, fire, lightning, epidemic, quarantine restriction, war, sabotage, act of a public enemy, earthquake, insurrection, riot, civil disturbance, strike, restraint by court order or Government Authority, or any combination of these causes, which by the exercise of due diligence and foresight such Party could not reasonably have been expected to avoid and which by the exercise of due diligence is unable to overcome.

Section 14.3.

Severability.  In the event that any one or more of the provisions of this Order shall for any reason be held to be unenforceable in any respect under applicable law, such unenforceability shall not affect any other provision of this Order, but this Order shall be construed as if such unenforceable provision or provisions had never been contained herein.

Section 14.4.

Survival of Payment Obligations.  Upon termination of this Order, each Party shall remain liable to the other Party for all amounts owing under this Order.  Utility shall continue to collect and remit, pursuant to the terms of the Servicing Arrangement and the principles provided in the Settlement Principles for Remittances and Surplus Revenues provided in Exhibit C hereto and any DWR Charges billed to customers or, prior to the MRTU Effective Date, any DWR Surplus Energy Sales Revenues attributable to sales entered into before the effective date of termination of the Servicing Arrangement.

Section 14.5.

Third-Party Beneficiaries.  The provisions of this Order are exclusively for the benefit of the Parties and any permitted assignee of either Party.

Section 14.6.

Governing Law.  This Order shall be interpreted, governed and construed under the laws of the State of California without regard to choice of law provisions.

Section 14.7.

[Reserved.]

Section 14.8.

Section Headings.  Section and paragraph headings appearing in this Order are inserted for convenience only and shall not be construed as interpretations of text.

Section 14.9.

Amendments.  No amendment, modification, or supplement to this Order shall be effective unless it is in writing and signed by the authorized representatives of both Parties and approved as required, and by reference incorporates this Order and identifies the specific portions that are amended, modified, or supplemented or indicates that the material is new.  No oral understanding or agreement not incorporated in this Order is binding on either of the Parties.

Section 14.10.

Amendment Upon Changed Circumstances.  (a)

The Parties acknowledge that compliance with any Commission decision, legislative action or other governmental action (whether issued before or after the Effective Date of this Order) affecting the operation of this Order, including but not limited to (i) dissolution of the ISO, (ii) changes in the ISO market structure, including but not limited to MRTU or a reversion related thereto, (iii) a decision regarding direct access currently pending before the Commission, (iv) the establishment of other Governmental Programs, or (v) a modification to the Contract Allocation Order may require that amendment(s) be made to this Order.  If either Party reasonably determines that such a decision or action would materially affect the services to be provided hereunder or the reasonable costs thereof, then upon the issuance of such decision or the approval of such action (unless and until it is stayed), the Parties shall negotiate the amendment(s) to this Order that is (or are) appropriate in order to effectuate the required changes in services to be provided or the reimbursement thereof.  If the Parties are unable to reach agreement on such amendments within 60 days after the issuance of such decision or approval of such action, either Party may, in the exercise of its sole discretion, submit the disagreement to the Commission for proposed resolution, in accordance with Applicable Law.  Nothing herein shall preclude either Party from challenging the decision or action which such Party deems may adversely affect its interests in any appropriate forum of the Party’s choosing.

(b)

The Parties shall, if the rating agencies request changes to this Order which the Parties reasonably determine are necessary and appropriate, negotiate in good faith, but will be under no obligation to reach agreement or to ask the Commission to amend this Order to accommodate the rating agency requests.  The Parties will cooperate in obtaining any required approvals of the Commission or other entities for such amendments.

(c)

Upon request of DWR, the Utility agrees to a meet and confer for any reasonable issues identified by DWR as necessary and appropriate for DWR as related to its financial reporting and fiduciary responsibilities and any rights and obligations related to this Operating Order.  In addition, upon the reasonable request of DWR, the Utility will provide to DWR any information in respect of Utility that is applicable to the rights and obligations of the Parties under this Operating Order or any material information that is reasonably necessary for DWR to monitor and manage their risks and perform their fiduciary responsibilities.  Likewise, upon the reasonable request of Utility, DWR will provide to Utility any information in respect of DWR that is applicable to the rights and obligations of the Parties under this Operating Order or any material information that is reasonably necessary for Utility to operationally administer the Allocated Contracts.  If the joint analysis of this information and the “meet and confer” process indicate DWR should, in its judgment, revise its revenue requirement determination for submittal to the Commission, the Utility agrees to support an appropriate revised determination by DWR.

DWR and the Utility agree that as MRTU moves forward either DWR or Utility may identify further changes required to properly administer the Allocated Contracts under MRTU.  DWR and the Utility shall meet and confer on mutual solutions to such changes, implement such solutions, and include them in modifications to the Servicing Arrangement and/or this Operating Order.

Section 14.11.

Indemnification.

(a)

Indemnification of DWR.  Utility (the “Indemnitor”) shall at all times protect, indemnify, defend and hold harmless DWR, and its elected officials, appointed officers, employees, representatives, agents and contractors (each, an “Indemnified Party” or an “Indemnitee”) from and against (and pay the full amount of) any and all claims (whether in tort, contract or otherwise), demands, expenses (including, without limitation, in-house and retained attorneys’ fees) and liabilities for losses, damage, injury and liability of every kind and nature and however caused, and taxes (of any kind and by whomsoever imposed), to third parties arising from or in connection with (or alleged to arise from in connection with):  (1) any failure by Utility to perform its material obligations under this Order; (2) any material representation or warranty made by Utility shall prove to be false, misleading or incorrect in any material respect as of the date made; (3) the gross negligence or willful misconduct of Utility or any of its officers, directors, employees, agents, representatives, subcontractors or assignees in connection with this Order; and (4) any violation of or failure by Utility or Indemnitor to comply with any Applicable Commission Orders or Applicable Law; provided, however, that the foregoing indemnifications and protections shall not extend to any losses arising from gross negligence or willful misconduct of any Indemnified Party.

(b)

Obligation of Utility. Consistent with the Contract Allocation Order, Utility shall not, in acting as limited agent of DWR hereunder be required to perform any obligations of any Supplier or on behalf of any Supplier under any Allocated Contract or to make any payments on behalf of such Supplier or as the result of the failure of such Supplier to perform under any Allocated Contract, except as otherwise explicitly noted in the Operating Protocols attached as Exhibit A and as further provided in Section B of Part III of Exhibit C attached hereto.

(c)

Indemnification of Utility. To the extent permitted by law, DWR (“Indemnitor”) shall at all times protect, indemnify, defend and hold harmless Utility, and its officers, employees, representatives, agents and contractors (each, an “Indemnified Party” or “Indemnitee”), from and against (and pay the full amount of) any and all claims (whether in tort, contract or otherwise), demands, expenses (including, without limitation, in-house and retained attorneys’ fees) and liabilities for losses, damage, injury and liability of every kind and nature and however caused, and taxes (of any kind and by whomsoever imposed), to third parties arising from or in connection with (or alleged to arise from on in connection with):  (1)  any failure by DWR to perform its material obligations under this Order or any Allocated Contract; (2) any material representation or warranty made by DWR shall prove to be false, misleading or incorrect in any material respect as of the date made; (3) the gross negligence or willful misconduct of the DWR or any of its officers, directors or employees, agents, representatives, subcontractors or assignees in connection with this Order; (4) any action claiming Utility failed to perform any Supplier’s obligations under a Contract; and (5) any violation of or failure by DWR or Indemnitor to comply with any Applicable Law; and provided, however, that the foregoing indemnifications and protections shall not extend to any losses arising from the gross negligence or willful misconduct of any Indemnified Party.

(d)

Indemnification Procedures.  Indemnitee shall promptly give notice to Indemnitor of any claim or action to which it seeks indemnification from Indemnitor.  Indemnitor shall defend any such claim or action brought against it, and may also defend such claim or action on behalf of the Indemnitee (with counsel reasonably satisfactory to Indemnitor) unless there is any actual or potential conflict between Indemnitor and Indemnitee with respect to such claim or action.  If there is any actual or potential conflict between Indemnitor and Indemnitee with respect to such claim or action, Indemnitee shall have the opportunity to assume (at Indemnitor’s expense) defense of any claim or action brought against Indemnitee by a third party; however, failure by Indemnitee to request defense of such claim or action by the Indemnitor shall not affect Indemnitee’s right to indemnity under this Section 14.11.  In any action or claim involving Indemnitee, Indemnitor shall not settle or compromise any claim without the prior written consent of Indemnitee.

Section 14.12.

Notices and Demands.  (a) Except as otherwise provided under this Order, all notices, demands, or requests pertaining to this Order shall be in writing and shall be deemed to have been given (i) on the date delivered in person, (ii) on the date when sent by facsimile (with receipt confirmed by telephone by the intended recipient or his or her authorized representative) or electronic transmission (with receipt confirmed telephonically or electronically by the intended recipient or his or her authorized representative) or by special messenger, or (iii) 72 hours following delivery to a United States post office when sent by certified or registered United States mail postage prepaid, and addressed as set forth below:

Utility:

San Diego Gas & Electric Company
Electric and Fuel Procurement
8315 Century Park Court
San Diego, California 92123

Attn:

Michael Strong
Manager - Settlements & Systems
Telephone: (858) 650-6154
Facsimile: (858) 650-6190
Email: mgstrong@semprautilities.com

DWR:

State of California
The Resources Agency
Department of Water Resources
California Energy Resources Scheduling Division
2033 Howe Avenue, Suite 220
Sacramento, California  95825

Attn:

John Pacheco
Acting Deputy Director
Telephone:  (916) 574-0311
Facsimile:  (916) 574-2512
Email:  jpacheco@water.ca.gov

(a)

DWR agrees and with respect to the Utility it is ordered that each Party shall be entitled to specify as its proper address any other address in the United States, or specify any change to the above information, upon written notice to the other Party complying with this Section 14.12.

(b)

DWR agrees and with respect to the Utility it is ordered that each Party shall designate on Attachment A the person(s) to be contacted with respect to specific operational matters.  Each Party shall be entitled to specify any change to such person(s) upon written notice to the other Party complying with this Section 14.12.

Section 14.13.

Effective Date.  This Order shall be effective on the effective date set forth in the decision in which the Commission adopts this Order.  Except as expressly provided otherwise herein, neither Party may commence performance hereunder until such date.  Any delay in the commencement of performance hereunder as a consequence of waiting for such adoption(s) shall not be a breach or default under this Order.

Section 14.14.

Government Code and Public Contract Code Inapplicable.  DWR has determined, pursuant to Section 80014(b) of the California Water Code, that application of certain provisions of the Government Code and Public Contract Code applicable to State contracts, including but not limited to advertising and competitive bidding requirements and prompt payment requirements, would be detrimental to accomplishing the purposes of Division 27 (commencing with Section 80000) of the California Water Code and that such provisions and requirements are therefore not applicable to or incorporated in this Order.

Section 14.15.

Annual Review. The provisions of the Exhibits are subject to annual review by DWR and Utility to ensure their relevance and usefulness.  In the event that the Parties mutually agree that certain provisions of the Exhibits should be amended or supplemented, an amendment to the Exhibit should be executed and Utility shall submit to the Commission for approval.

Section 14.16.

[Reserved]

Schedule 1

ALLOCATED CONTRACTS

SDG&E Contracts	Contract Name	Contract Bidding and Operations Summary	Remittance Basis	Contract Stated Termination Date
Must-Take Contract	JP Morgan B/C	IST in Day Ahead at SP15 Gen Hub	IST Quantity	12/31/2010
Large Dispatchable	Sunrise	Unit will be bid into Market	Metered Amount[1]	6/30/2012
Small Dispatchable (Peakers)	Calpeak - Border, El Cajon, Enterprise - SDG&E is SC*	Unit will be bid into Market	Metered Amount[1]	12/8/2011 - Escondido 12/12/2011 - Border 1/1/2012 - El Cajon
	Calpeak - Border, El Cajon, Enterprise -SDG&E is not SC	Bid or self-scheduled into market for all hours (with IST when self-scheduled) (in Day Ahead and/or HASP) at P-node[4,5]	IST Quantities[2]	12/8/2011 - Escondido 12/12/2011 - Border 1/1/2012 - El Cajon
PIRP	Shell Wind - Cabazon, Whitewater Hill	IST (in Day Ahead and/or HASP) at P-node[3]	IST Quantities[2]	12/31/2013

1 IOU-SC will retain market revenues/charges.

2 IST quantities include CPT quantities, if any.

3 IOU will schedule PIRP units according to PIRP requirements.

4 Market Revenues generated by Bid awards will be paid to DWR by the counterparty.

5 A schedule reduction in HASP can only be accomplished by DEC bids.

* Effective April 1, 2010, SDG&E became the SC for Calpeak Contracts.

S-1-

Schedule 2

REPRESENTATIVES AND CONTACTS

San Diego Gas & Electric Company
Electric and Fuel Procurement
8315 Century Park Court
San Diego, California 92123

Michael Strong
Manager - Settlements & Systems
Telephone: (858) 650-6154
Facsimile: (858) 650-6190
Email: mgstrong@semprautilities.com

Alternate Contact:

Sue Garcia
Settlements & Administration Manager
Telephone:  (858) 650-6189
Facsimile:  (858) 650-6190
Email:  sgarcia@semprautilities.com

S-2-

8/23/2010

DWR/SDG&E EXHIBIT A

OPERATING PROTOCOLS

EXHIBIT A

OPERATING PROTOCOLS

Pursuant to Section 4.01 of the Operating Order, on behalf of DWR as its limited agent, Utility shall perform the day-to-day scheduling and dispatch functions, including day-ahead, hour-ahead and real-time trading, scheduling of transactions with all involved parties, making surplus energy sales (prior to the MRTU Effective Date) and obtaining relevant information for these functions such as transmission availability and others, with respect to the Allocated Contracts set forth in Schedule 1 to the Operating Order, all as more specifically provided below and in compliance with the provisions of each of the Contracts:

I.

Resource Commitment and Dispatch.  Utility agrees to use good faith efforts to dispatch Allocated Contracts, based on the principle of “least cost dispatch” to retail customers, consistent with the Contract Allocation Order and other Applicable Commission Orders. Utility shall undertake these least cost dispatch functions both of the Contracts and its URG so as to minimize the cost of service to retail customers based on circumstances known or that reasonably could have been known by Utility at the time dispatch decisions are made.  DWR shall have no role in enforcement or review of Utility least cost dispatch under the Operating Order and all issues of Utility compliance with least cost dispatch shall be within the sole review of the Commission.

A.

Annual, Quarterly and Weekly Load and Resource Assessment Studies.  Utility shall provide to DWR copies of its annual and quarterly load and resource assessment studies.  Provided that Utility submits substantially the same information to the Commission, copies of the Commission submission will be simultaneously sent to DWR to satisfy requirements of this section.  In addition, Utility will provide a weekly commitment and dispatch plan for informational purposes to DWR in the same form that such plan is used internally.

B.

Scheduling Protocols.

1.

DWR is responsible for notifying the counter-party to each of the Allocated Contracts that scheduling under the Allocated Contracts will be performed by Utility before the first day that schedules are due to be submitted by Utility.  DWR is responsible for notifying Utility of any changes to the Allocated Contracts that it has negotiated, including changes to the scheduling terms.  DWR agrees to provide such notice as soon as possible following the negotiation of any changed provisions and in any case prior to the time that any changed provisions become effective.

2.

Utility agrees to schedule Contracts in accordance with their terms and in accordance with the requirements of the Control Area operator or operators with whom the Contract must be scheduled to provide for power delivery.

II.

ISO Ancillary Service (AS) Market.  Among the Contracts are resources that are or may be qualified to be bid into the ISO’s Ancillary Services (“AS”) market or that Utility may use in its self-provision of AS.  Utility is authorized to develop protocols and procedures for the use of DWR resources for AS.  Utility shall, upon DWR’s request, provide to DWR such information concerning Utility’s intended use of DWR resources for AS as DWR may reasonably request for planning and revenue requirement purposes.

III.

Surplus Energy Sales and Energy Exchanges - Prior to MRTU Effective Date.  The provisions set forth under this Section III shall be applicable prior to the MRTU Effective Date.

A.

Over-generation.  If the ISO announces an  over-generation situation Utility will  back down resources in accordance with the ISO tariff and  Good Utility Practice. In order to reduce the need for physical curtailment in over-generation situations, DWR and Utility shall develop pay for curtailment protocols and procedures that will enable Utility to instruct a must-take resource not to deliver energy under specified conditions. The costs and charges associated with mitigation of an over-generation situation shall be allocated among the Parties on a pro-rata basis consistent with the surplus sales allocation principles set forth in Exhibit C.

B.

Energy Exchange Arrangements.  Existing non-DWR/CERS exchanges and those that might be transacted post-2002, will be considered URG exchanges. The accounting of energy necessary to support energy exchanges is addressed in Exhibit C.

C.

Surplus Energy Sales Arrangement.  Utility shall on a monthly basis prepare a sales plan addressing all surplus sales, including without limitation sales to manage over-generation, contemplated by the Utility for review by DWR.  Such plan shall address sales of power from the combined portfolio of URG resources and Contracts, which will be administered by Utility on its own behalf and acting as DWR’s limited agent. As specified in Section 2.02 of the Operating Order, Utility shall pursue surplus sales in a fashion reasonably designed to serve the overall best interests of retail electric customers based on information known or could have been known by Utility at the time.  Utility agrees to include sufficient details in the sales plans to allow DWR to satisfy its financial management and reporting requirements. To the extent there is surplus power uncommitted to a forward energy surplus sales transaction, Utility shall be required to bid such surplus energy in the day-ahead, hour-ahead or real-time market.  Utility shall arrange for transmission service to accommodate surplus sales to the extent that transmission service is available and cost effective.  The costs of transmission service, ISO charges and the costs of firm transmission rights associated with such surplus energy sales transactions shall be treated in accordance with the Settlement Principles for Remittances and Surplus Revenues attached hereto as Exhibit C.

IV.

Outage Coordination and Determination of Resource Availability of Contracts.  Utility shall communicate with the Scheduling Coordinator of each Contract to coordinate, approve, document and report planned Contract outages.  For those Contracts where resource availability affects capacity payments, Utility will use good faith efforts to verify Supplier’s actual resource availability, and keep records of resource availability as reported by Supplier.  In addition, Utility shall document all outages (forced and planned) and notices of outages of DWR contract resources and provide such documents to DWR within five (5) business days after the end of each calendar month.

A-

DWR/SDG&E EXHIBIT B

FUEL MANAGEMENT PROTOCOLS

EXHIBIT B

FUEL MANAGEMENT PROTOCOLS

Certain of the Contracts listed on Schedule 1 of the Operating Order provide DWR the option of either (i) letting the Supplier provide the necessary natural gas for its generating units at an index-based price or agreed upon fixed price or (ii) DWR procuring the gas supply and causing such supply to be delivered to the Supplier under a tolling arrangement (“Fuel Option”).  Certain of the Contracts with Fuel Option provide that DWR can decide on a monthly basis whether to procure the gas and others provide that the decision be made annually or semi-annually when DWR reviews the Supplier’s proposed fuel plan.

The purpose of this Exhibit B is to describe the relationship which will exist between DWR and Utility and the specific responsibilities of each as they all relate to managing the natural gas provisions of the Contracts which include Fuel Options.  Specifically, this Exhibit B will address responsibilities for the following activities: (i) determining types and lengths of gas contracts, (ii) nominating deliveries, (iii) contracting for gas transportation and storage, (iv) managing imbalances, (v) reviewing, authorizing and making payment of gas invoices and (vi) determining and implementing hedge strategies, as appropriate.

I.

Operating Relationship Between DWR and Utility

While DWR will retain legal and financial responsibility for gas and related services, Utility shall, as a limited agent acting for DWR, perform the administrative and operational activities, as further specified below, required to ensure adequate gas is supplied to Suppliers’ generating units, consistent with the tolling provisions included in the Contracts.  The intent of this relationship is to provide Utility sufficient flexibility and authority to execute normal day-to-day activities associated with managing the fuel provisions of tolling Contracts and procurement of natural gas and related services, as a limited agent acting on behalf of DWR without direct involvement by DWR but in a manner consistent with Utility Gas Supply Plans which have been reviewed and approved by DWR and the Commission.

II.

Fuel Activities

Consistent with the terms of the Contracts with Fuel Options, Utility shall have administrative and operational authority to act, as a limited agent, for fuel supply related activities, consistent with the following goals and guidelines whenever Utility has recommended, and DWR has reviewed and approved such recommendation that gas for a Contract with Fuel Option be caused to be supplied by Utility from a list of approved providers.

1.

Utility shall use reasonable commercial efforts to secure delivery of gas in a reliable manner and consistent with gas requirements for producing scheduled energy.

2.

Utility shall develop a portfolio of gas supply for the Contracts that contain Fuel Options and where Utility is to supply gas, acting as limited agent on behalf of DWR, consistent with the approved Utility Gas Supply Plans.  Such portfolio should be diversified in terms of price mechanism, period of performance, and gas suppliers.

3.

Utility shall develop a portfolio of supply which is reasonably priced relative to the market and in accordance with an approved Utility Gas Supply Plan.

III.

Review of Supplier Fuel Plans

In accordance with the terms of each of the Contracts with Fuel Options, Utility, acting as a limited agent on behalf of DWR, shall review each fuel plan prepared and submitted by the Supplier, and forwarded to the Utility by DWR, and determine whether to recommend (i) approval of the Supplier Fuel Plan and authorization for the Supplier to provide gas to its generating unit(s), or (ii) procurement and management of gas supplies to the generating unit(s) by Utility.  Utility, acting as a limited agent on behalf of DWR, shall advise DWR and the Commission on a timely basis of its recommendation regarding responsibility for supplying natural gas.  DWR shall, on a timely basis, review Utility’s recommendation and either approve or identify requested changes.  Once approved, Utility shall advise the Supplier in accordance with the time requirements included in the appropriate Contract with Fuel Option.  In addition, for any Supplier Fuel Plans which have been implemented and are operative as of the Effective Date, and where DWR has previously elected to be responsible for gas supply, Utility may advise DWR that it would rather have Supplier provide the gas as of the Effective Date.  DWR shall coordinate with Utility and Supplier to revise such Supplier Fuel Plans, to the extent possible, prior to the Effective Date.

IV.

Fuel Procurement Strategies

Under the Contracts with Fuel Option, upon Utility’s recommendation, and DWR’s review and approval of such recommendation, Utility will be responsible for procuring the natural gas fuel from a list of approved gas providers. Utility shall, acting as the limited agent of DWR, have administrative and operational responsibility for determining its gas procurement strategies, including but not limited to (i) types of contracts, (ii) length of contracts, (iii) pricing terms, (iv) use of storage, (v) types of gas transportation, (vi) delivery point(s), (vii) whether and how to obtain gas price forecasts, (viii) if and what risk management tools are to be used, and (ix) how to maintain current market intelligence.

Utility shall consolidate these strategies and submit them to DWR and the Commission as a “Utility Gas Supply Plan” by April 17, 2003 and, thereafter on a semi-annual basis initially but was subsequently revised to be submitted on an annual basis during the Term.  Utility may also provide a copy of such Gas Supply Plan to DWR in advance of the filing with the Commission so as to be able to indicate DWR’s approval of such plan.  Utility shall indicate in its Advice Letter filing to the Commission whether DWR has approved such plan as appropriate.  DWR shall also formally notify the Commission when it has approved such plan.

DWR and the Commission will review and approve the Utility Gas Supply Plans.  In the event of conflicting guidance between the Commission and DWR regarding various aspects of the Gas Supply Plan they respectively approve or reject, where DWR only approves a subset of what the Commission approves, then Utility shall operate within the sphere of DWR’s approval.  If, however, the Commission explicitly rejects portions of the Gas Supply Plan that DWR would authorize, then Utility must operate within the limitations of the Commission’s decision.  After a reasonable period of time operating within the framework of the Gas Supply Plans and the Commission’s and DWR’s respective approval and/or rejection of various pieces of the Gas Supply Plan, the Parties agree to meet and confer to determine whether the approval process may need to be revised in some manner, and Utility shall submit to Commission any such proposed revisions. Once approved, Utility may act within such Utility Gas Supply Plan without further DWR involvement, except as provided below.

V.

Gas Purchasing

Utility and DWR shall jointly determine a list of approved gas providers who can be used to supply gas under the Contracts with Fuel Options.  Master agreements intended to cover normal day-to-day volumes will then be executed with such approved providers.  While DWR will be the executing party under all DWR gas contracts, such agreements shall specifically authorize Utility to act for and on behalf of DWR, as a limited agent, in negotiating specific prices, quantities and delivery periods for specific purchases under such master agreements; provided however, on the earliest practicable date after the issuance date of the Operating Order, DWR agrees to provide to Utility in writing and in advance of such negotiations any limits, including without limitation any terms, that may be required by DWR.  If Utility determines it would be beneficial to enter into any DWR gas contract which exceeds 3 months or have a total value exceeding $10 million, it shall negotiate such agreement(s) and submit them to DWR for advance approval and execution.

VI.

Gas Transportation

Utility shall have responsibility for recommending to DWR which pipelines should transport gas if Utility, acting as limited agent on behalf of DWR is to supply gas under a Contract with Fuel Option.  Following approval of or revision of Utility Gas Supply Plan, Utility shall negotiate firm and/or interruptible agreements with such pipelines, consistent with the Utility Gas Supply Plan and submit them to DWR for execution.  While DWR will be the executing party, such agreements with pipelines shall specifically authorize Utility to act for and on behalf of DWR in nominating gas deliveries, making imbalance trades and managing gas volumes transported under such agreements  provided, however, on the earliest practicable date after the issuance date of the Operating Order, DWR agrees to provide to Utility in writing and in advance of such negotiations any limits, including without limitation any terms, that may be required by DWR.

VII.

Gas Scheduling

If permitted under the Contracts, the Utility shall have full administrative and operational responsibility for scheduling gas deliveries, whether to a specific generating plant or to storage for all gas contracts entered into by DWR or by Utility on DWR’s behalf pursuant to this Exhibit B.  This function includes use of interstate and intrastate gas pipeline provider websites, confirming via telephone, and all other activities required to move gas from the designated delivery point, as determined by the Utility, to its destination, as determined by the Utility.

VIII.

Storage Capacity, Injections and Withdrawals

Utility shall have responsibility for devising plans for gas storage, if Utility, acting as limited agent on behalf of DWR, is to supply gas under Contracts with Fuel Option from a list of approved providers.   Following approval of the Utility Gas Supply Plans, Utility shall negotiate firm and/or interruptible agreements with such storage service providers and submit them to DWR for execution.  While DWR will be the executing party with DWR remaining the principal under such contracts, such agreements with storage service providers shall specifically authorize Utility to act for and on behalf of DWR in nominating gas injections and withdrawals under such agreements; provided, however, on the earliest practicable date after the issuance date of the Operating Order, DWR agrees to provide to Utility in writing and in advance of such negotiations any limits, including without limitation any terms, that may be required by DWR.

IX.

Managing Gas Delivery/Usage Imbalances

For gas that it purchases and transports on behalf of DWR, Utility shall have full administrative and operational responsibility for monitoring and managing the daily status of gas usage vs. gas deliveries (i.e. gas imbalances).  In addition, to the extent that gas transportation providers issue operational flow orders or require adjustments in scheduled gas deliveries due to system constraints, Utility, acting as limited agent on behalf of DWR, shall be responsible for compliance with such orders.  Utility shall also be responsible for any penalties imposed by gas transportation providers for imbalances caused by Utility, due to its failure to exercise prudent gas management practices.

X.

Invoice Review, Approval and Payment

For natural gas, pipeline transportation and storage services it purchases in accordance with this Exhibit B, Utility, acting as limited agent on behalf of DWR, shall have responsibility for receiving invoices from gas, transportation and storage suppliers, reviewing them for accuracy, approving/rejecting invoices for payment and forwarding to DWR for payment; provided, however, on the earliest practicable date after the issuance date of the Operating Order, DWR agrees to cause Utility to be authorized to receive such information from Suppliers.  Utility shall provide DWR sufficient documentation to verify payment of the invoices.

XI.

Forecasting

Utility shall be responsible for all gas price, demand and supply forecasts which Utility believes are consistent with any accepted gas supply responsibilities.

XII.

Risk Management

Utility shall develop and include in its Gas Supply Plans, plans for the hedging of DWR Fuel Supply costs.  Final decisions relating to the use or non-use of financial tools such as futures, options and swaps to hedge future gas price exposure on any gas volumes not hedged by Utility under the Utility Gas Supply Plans shall be made and implemented by DWR.  Any such contracts executed by DWR on a “portfolio basis” should be utility-specific.

XIII.

Market Intelligence

Any and all efforts to obtain, analyze and utilize market intelligence for decision-making purposes shall be the responsibility of Utility.

XIV.

Payment of Gas Costs

For natural gas, pipeline transportation, financial hedges and storage services that are purchased and provided by a Supplier under an approved Fuel Supply Plan, DWR shall pay such gas related costs as part of the invoice for commodity, product, or services submitted by the Supplier.  For natural gas, pipeline transportation and storage services provided under DWR contracts and administered by Utility on behalf of DWR, DWR shall pay invoices after they have been reviewed and approved for payment by Utility.

XV.

Allocation of Existing DWR Gas Contracts

From time to time, DWR enters into fuel supply, transportation and storage contract, consistent with the Gas Supply Plans submitted to the Commission by the Utility.  DWR will continue to enter into such contracts in connection with the administration of DWR Contracts.  In addition, consistent with Decision 03-10-016 dated October 2, 2003, issued by the Commission, the Utility will continue to administer the allocated portion of the Williams Energy Marketing and Trading Company’s gas supply contract (“Williams Gas Contract”), allocated as set forth in Attachment 1 to this Exhibit B.  The Utility will administer such fuel supply, transportation and storage contracts, including the Williams Gas Contract, and perform such functions including but not limited to (i) scheduling gas transportation, (ii) confirming gas deliveries, (iii) nominating gas withdrawals from and injections into storage, if applicable, and (iv) reviewing and approving invoices for payment.  When approved, invoices shall be transmitted to DWR for payment within 10 days of receipt of invoice from the gas supplier, gas storage or gas transportation provider.

XVI.

Pre-existing Financial Hedge Instruments

If DWR has entered into any financial hedge transactions that will remain operable after the Effective Date of the Existing Operating Arrangement or this 2010 Operating Order, DWR shall retain full administrative and operational control over such transactions.

B-

Attachment 1

to Exhibit B

Williams Gas Contract Allocation Table

B-

DWR/SDG&E EXHIBIT C

SETTLEMENT PRINCIPLES
FOR REMITTANCES AND
SURPLUS REVENUES

EXHIBIT C

SETTLEMENT PRINCIPLES FOR REMITTANCES AND SURPLUS REVENUES

This Exhibit C outlines the principles by which Utility will calculate revenues associated with surplus energy sales prior to the MRTU Effective Date, and DWR energy delivered to retail customers.  This Exhibit C also addresses the information that Utility will provide to DWR to support DWR payment of Contract invoices, and invoices from natural gas supplier(s) for fuel provided to service DWR Contracts where tolling options have been implemented.

This Exhibit C works in conjunction with the applicable Servicing Arrangement with Utility for purposes of determining the remittance amounts by Utility, which serves as DWR’s billing and collection agent.

Prior to the MRTU Effective Date, in accordance with the Contract Allocation Order1, Part I of this Exhibit C provides that:

•

Revenues will be allocated for both surplus sales and retail customer deliveries

•

Revenues will be allocated pro rata, based on dispatched quantities of energy

•

The principle of balancing least cost economic dispatch while maintaining reliability is reinforced through these revenue allocation protocols.

•

Surplus sales quantities will be calculated as the difference between Utility’s Energy Delivery Obligations (EDO) and the combination of energy from URG and energy dispatched from the Contracts.

Where Utility’s Energy Delivery Obligations is defined as: (1) Utility’s retail load which includes distribution losses, (2) all pump-back loads, (3) energy exchange transactions between Utility and counter parties, (4) wholesale obligations, existing as of January 1, 2003, and (5) transmission losses.

On and after the MRTU Effective Date, as further provided in that certain Memorandum of Understanding, dated as of February 4, 2009, which was approved by the Commission on March 13, 2009 (“MOU”), Remittances to DWR will be allocated as further provided in Part II hereof.

The principles herein, together with the applicable methods and calculations contained in the Servicing Arrangement, form a substantive component of the accounting protocols required to implement the Contract Allocation Order, as certain of the principles are modified on and after the MRTU Effective Date as provided in this 2010 Operating Order and the Servicing Arrangement.  This Exhibit should also be read in conjunction with Exhibit F (“Data Requirements”).

Exhibit F may periodically be modified to include all data that DWR will require to verify Remittances to DWR or to implement protocol changes.  Utility and DWR agree to modify Exhibit F to include or exclude information reasonably determined by DWR to allow DWR to verify Net DWR Retail Supply and, prior to the MRTU Effective Date, the surplus remittances.  On and after the MRTU Effective Date, Utility and DWR further agree to review and modify Exhibit F, from time to time, to include or exclude such information so as to allow DWR to perform such internal procedures that are reasonable and determined appropriate by DWR, and such validation, analysis and audit of the settlement functions to be performed by Utility, as DWR’s limited agent, consistent with the principles and parameters set forth in Part III of this Exhibit C.

I.

Utility Remittance to DWR - Prior to the MRTU Effective Date

The provisions under this Part I shall be effective to but not including the MRTU Effective Date.  On and after the MRTU Effective Date, the provisions under Part II shall control.

Utility shall remit to DWR an Energy Payment for the delivery of Contract energy to Utility retail customers and a separate payment for DWR’s share of Surplus Energy Sales Revenues.  The principles for the remittances to DWR of Surplus Energy Sales Revenue and Energy Payment are contained in Sections A and B, respectively, of this Part I of this Exhibit C.  The details for determination of the remittances to DWR by Utility are contained in the Servicing Arrangement.

A.

Utility Remittance to DWR of Revenue from Surplus Energy Sales

Surplus Energy and Revenues

Surplus energy exists when dispatched supply from Utility portfolio and DWR Contracts exceeds Utility’s Energy Delivery Obligations.  When such a condition exists, the revenues from the sale of surplus energy shall be shared between Utility and DWR.  Surplus sale revenues can occur either through a forward market sale or a delivery of the excess energy into the ISO real time market.  In addition to the sharing of surplus energy revenues, the quantity of any surplus energy shall likewise be shared between Utility and DWR, and used in the determination of the Hourly Percentage Factor described in Section B of this Part I.

Surplus energy sales revenues shall be placed by Utility into a separate account (Surplus Sales Fund) to be held in trust and shall be disbursed by Utility to DWR in accordance with the pro-rata allocation principles in this Exhibit C and consistent with the provisions of Service Attachment 2 of the Servicing Arrangement.  For surplus energy sales to third parties, Utility shall apply reasonable credit risk management criteria that is consistent with industry accepted credit standards.

Surplus Energy Quantity

The Surplus Energy quantity shall be determined by subtracting Utility’s Energy Delivery Obligations from the sum of dispatched URG energy and dispatched DWR Supply.  URG energy shall include dispatched energy from URG, new Utility contracts and Utility market purchases plus adjustments for Ancillary Services and ISO Instructed Energy as described under “Definitions and Adjustments.”  DWR Supply shall include dispatched energy from DWR must take and dispatchable contracts plus adjustments described below.

DWR Surplus Energy quantity shall be the product of Surplus Energy quantity multiplied by the DWR Surplus Energy Percentage.  Utility Surplus Energy quantity shall be the remaining portion of Surplus Energy.  Both Utility and DWR Surplus Energy quantities shall be applied to the respective Party’s energy supply quantities for determination of the Hourly Percentage Factor described in Section B of this Part I.

Surplus Energy Sales Revenues

Surplus Energy Sales Revenues shall be shared between Utility and DWR in the same manner as Surplus Energy.

Forward Market Sale

DWR share of revenues from a forward market sale of surplus energy shall be the product of the net revenue multiplied by the DWR Surplus Energy Percentage.  Utility share of these revenues shall be net revenue less DWR share of net revenues.  Revenues from a forward market sale shall not be distributed to the Parties until after Utility receives the revenues from the sales and pays sale-related charges.  Shared revenues from forward market sales shall be net of transmission costs and broker fees.

ISO Real Time Market Sales

Revenues from delivery of surplus energy to the ISO real time market shall be determined from the product of positive load or supply deviation multiplied by the ISO real time market price.  These revenues will be netted against any ISO charges related to the load deviation, including a negative ISO price.  Load deviation is determined by subtracting the Utility metered load from the Final Hour Ahead Load Schedule, however only positive quantities, where schedule exceeds meter, reflect surplus conditions for revenue sharing. Supply deviation is determined by subtracting the Final Hour Ahead Supply Schedule (adjusted by real time instructions) from metered supply, however, only positive quantities, where meter exceeds the adjusted schedule, reflect surplus conditions for revenue sharing.

DWR share of revenues from delivery of surplus energy to ISO real time market shall be the product of the net revenues multiplied by the DWR Surplus Energy Percentage.  Utility share of these net revenues shall be the net revenue less DWR share of net revenues.  Revenues from delivery of surplus energy to the ISO real-time market shall not be distributed to the Parties until after the Utility received payment for final monthly invoice from the ISO for the month in which the surplus energy was delivered.

Over-generation Periods

During periods of over-generation condition as announced by the ISO, surplus sales may be made at very low, zero or even negative prices.  In such conditions, the surplus sale revenue calculations as described above still hold.  However it is recognized that the sales may result in little or no revenue.  Sales could even be done at a cost to the seller.  That seller could be Utility or the ISO selling in an “out-of-market” condition.  During these conditions, ISO-related charges assigned to Utility for such sales (e.g. – ISO selling out-of-market) are included in the surplus sales revenue as a cost.  During over-generation conditions there may be no market in which to sell surplus energy.  In that event, or in expectation of that event, Utility shall declare that no valid market exists for surplus energy and shall begin curtailing must-take resources in accordance with Utility’s procedures for mitigating over-generation conditions.  Such mitigation measures shall be consistent with good utility practice, specifically hydroelectric facilities at spill or near-spill conditions and nuclear facilities scheduled by Utility are the last resources to be reduced in power output.

Over-generation for purposes of this Exhibit C is defined as the condition in which total supply exceeds total loads in the ISO control area.

Revenues or costs from delivery of surplus energy to the ISO real time market under an over-generation condition shall not be distributed to the Parties until after Utility receives payment for final monthly invoice from the ISO for the month in which the surplus energy was delivered.

Calculation of Surplus Energy Percentage

DWR Surplus Energy Percentage shall be equal to the pro rata share of DWR Supply to the sum of Utility Supply and DWR Supply, expressed as follows:

DWR Surplus Energy Percentage = DWR Supply / (Utility Supply + DWR Supply)

Where:

DWR Supply is total energy dispatched from DWR Contracts with adjustments for transmission losses, Ancillary Services and ISO Instructed Energy transactions described below.

Utility Supply is total energy dispatched from URG, new Utility contracts and Utility market purchases with adjustments for transmission losses, existing wholesale obligations, Ancillary Services and ISO Instructed Energy, exchange transactions, all pumping loads, and ISO Uninstructed Energy as described below.

B.

Definitions and Adjustments

Certain energy and capacity transactions, which may be conducted by Utility in its normal course of business, may affect the Utility and DWR Supply quantities used in pro rata calculations.

Exchanges are transactions where energy is delivered to a third party in one period and a similar, but not necessarily equal, amount of energy is returned by third party in a different period.  For the purposes of pro rata share calculation, exchanges use and supplement energy from the Utility Supply.

Forward Sales are transactions where energy is sold in a forward market to balance supply with demand.  In general, for the purposes of remittance determination, forward sales are made using energy from the joint Utility/DWR portfolio.

Ancillary Services are transactions where capacity from certain qualifying resources is sold to ISO for ancillary services rather than being used as energy to serve retail load.   Resources from both Utility portfolio and DWR Contracts may qualify for use as ancillary services.  Since the capacity used for ancillary services does not serve retail energy load, ancillary service capacity is not considered as a joint Utility/DWR portfolio transaction for the purpose of remittance determination.  If Utility or DWR Contract resource capacity is used for ancillary services, the capacity quantity will not be included in the supply quantity of the owning party for the purpose of pro rata share calculations, and owning party will retain all the revenues from the ancillary services as well as all associated transaction costs and ISO charges.

ISO Instructed Energy is a transaction where certain qualifying resources are able to sell energy from unused capacity to the ISO in the real time market.  The energy delivered from these resources is directed by the ISO in real time to balance supply and load imbalances on the grid.  Either Utility portfolio or DWR Contracts may contain resources that have ability to provide instructed energy to ISO.  Since instructed energy is resource specific and does not directly serve the retail load of any utility, instructed energy is not considered as a joint Utility/DWR portfolio transaction for the purpose of remittance determination.  If Utility or DWR Contract resources are dispatched as instructed energy, the energy quantity will not be included in the supply quantity of the owning party for the purpose of pro rata share calculations, and owning party will retain all the revenues from the instructed energy as well as all associated transaction costs and ISO charges.

ISO Uninstructed Energy is a transaction where energy is delivered or received from the ISO grid in the real time based on the actual consumption of retail load and actual deliveries of supply resources.

Uninstructed Retail Load Deviations

Uninstructed Load Deviations are the difference between scheduled load and metered load.  If retail load deviations are positive (schedule exceeds meter), it is considered that any excess supply (less any positive uninstructed supply deviation) was dispatched from the joint Utility/DWR portfolio in excess of quantity needed to serve retail load, and that the ISO credit for the excess supply should be shared pro rata as described above.  If retail load deviations are negative (meter exceed schedule), to the extent deviations are not compensated by a positive uninstructed supply deviation, it is considered that Utility had to procure additional supply from ISO real time market.  The negative load deviation quantity procured from ISO real time market is considered a Utility market purchase and the quantity will be included in Utility Supply for pro rata share calculation purposes.

Uninstructed Supply Deviations

Uninstructed Supply Deviations are the difference between scheduled supply and metered supply plus an ISO allocation for transmission losses.  If Utility’s net supply deviations1 are positive (meter exceeds schedule), to the extent not needed to compensate a negative uninstructed retail load deviation, it is considered that excess supply was a Utility market sale and will not be included in Utility Supply for pro rate calculation purposes.  If Utility’s net supply deviations are negative (schedule exceeds meter), to the extent not balanced by a positive uninstructed retail load deviation, it is considered that Utility had to procure additional supply from the ISO real time market.  The negative supply deviation quantity procured from the ISO real time market is considered a Utility market purchase and the quantity will be included in Utility Supply for pro rata share calculation purposes.

Transmission Losses

Transmission loss is defined as Energy that is lost due to the process of transmitting energy from supply source to load.  Therefore, supply resources from DWR Contracts and Utility Supply have distinct and identifiable quantity of transmission losses.  Utility and DWR Supply should be net of transmission losses because of energy that is delivered to retail customers (i.e. load) equals quantity of supply less losses.

C.

Utility Remittance to DWR for Sales of DWR Energy to Utility Retail Customers –Energy Payment

Utility shall remit to DWR its Energy Payments according to the terms of each Utility’s respective Servicing Arrangement.

The DWR Energy Payment is billed by each utility to customers in accordance with the terms of each applicable Utility Servicing Arrangement.  The DWR Energy Payment is billed kWhs served by Net DWR Supply at the applicable CPUC approved DWR rate.  Net DWR Supply is total DWR Supply less DWR share of surplus energy.  The DWR Energy Payment is allocated based on the percentage of energy supplied by DWR to Utility, which is the “Hourly Percentage Factor” multiplied by the retail load of each customer.  The Hourly Percentage Factor is determined by calculating the percentage of net energy supplied by DWR to Utility to serve retail load, as expressed below:

Hourly Percentage Factor = Net DWR Supply / (Net Utility Supply + Net DWR Supply)

Where:

Net DWR Supply is DWR Supply quantity used for the determination of DWR Surplus Energy Percentage less DWR share of surplus energy quantity, which is determined by the product of surplus energy multiplied by DWR Surplus Energy Percentage.

Net Utility Supply is Utility Supply quantity used for the determination of DWR Surplus Energy Percentage less Utility share of surplus energy quantity, which is total surplus energy less the DWR share of surplus energy quantity.

In the Event of any conflict between the formulas and procedures in this Exhibit C and the formulas and procedures in Utility’s Servicing Arrangement, those contained in Utility’s Servicing Arrangement shall govern.

D.

Other

In the Event of any conflict between the formulas and procedures in this Part I of Exhibit C and the formulas and procedures in Utility’s Servicing Arrangement, those contained in Utility’s Servicing Arrangement shall govern.

II.

Utility Remittance to DWR - On and After the MRTU Effective Date

On and after the MRTU Effective Date, Utility shall make Remittances to DWR for the delivery of Contract energy to Utility retail customers, all as set forth under this Part II of Exhibit C.  The details for determination of the Remittances to DWR by Utility are contained in the Servicing Arrangement.

A.

DWR Remittances

For billing purposes, Bundled Customers’ energy usage for DWR Bundled Customer Power Charge shall be based on “DWR Percentage Calculation” and shall be billed by each Utility to Customers in accordance with the terms of each applicable Servicing Arrangement.  DWR Percentage Calculation determines the percentage of DWR Contract power relative to the total “Estimated Bundled Customer Load” as expressed below:

DWR Percentage Calculation = Summation of Hourly DWR Remittance Basis Power (MWh), divided by Summation of Hourly Estimated Bundled Customer Load (MWh)

The term “DWR Remittance Basis” refers to the aggregated quantity and amount of energy (MWh) set forth in the table in Schedule 1 of this 2010 Operating Order in the column noted as “Remittance Basis” and as may be further modified under Section B entitled “Real Time Energy Dispatch Charges & Credits” below.

The term “Estimated Bundled Customer Load” is an estimate of Power purchased on behalf of the Utility’s Bundled Customers within the Utility’s Service Area.  The Estimated Bundled Customer Load is calculated hourly using the actual Service Area MW load from the Utility’s Energy Management System (EMS).   Estimated Bundled Customer Load is derived from in-area generation and net power flows at the Utility’s boundary and adjusted by removing actual pumping load (from EMS), estimate of Transmission Losses, and estimate of “Non-Bundled Customer Load”, consisting of Direct Access Customers, Customer Generation Departing Load Customers, Municipal Departing Load Customers and Community Choice Aggregation Customers, as such Customer Types are specifically defined in the 2007 Servicing Orders and may exist from time to time with respect to each Utility, and excluding other specified categories as further provided in the 2010 Servicing Order.

The term “Hourly Estimated Bundled Customer Load” refers to:

Hourly Estimated Bundled Customer Load (MW) = EMS Service Area Load (MW) – Actual IOU pumping load - Transmission Losses (MW) - DA Customers (MW) - CGDL Customers (MW) - MDL Customers - CCA Customers (MW )

Further details of the Estimated Bundled Customer Load are provided for the Utility in Appendix A-2 of Attachment B of the Utility’s Servicing Arrangement.

The Utility represents that the Hourly Estimated Bundled Customer Load as presented to DWR for each hour of each trade date, commencing on April 1, 2009, has been determined consistent with that general description set forth in Exhibit C, Part II(A) of the Operating Order.  The Utility further represents that commencing April 1, 2009 it has submitted the same Hourly Estimated Bundled Customer Load to the ISO for Operational Meter Analysis and Reporting (“OMAR”) requirements related to Bundled Customer load for credit statement and payment acceleration purposes.

In the event that the Utility expects to terminate the submission of that Hourly Estimated Bundled Customer Load for OMAR requirements, the Utility agrees to provide reasonable written notice to DWR so that a mutually agreeable arrangement related to the submission of Hourly Estimated Bundled Customer Load can be discussed.  In addition, in the event that a “meet and confer” shall occur as described under the heading “Meet and Confer Obligation for Significant Load Deviations” in Exhibit C, Part II(A) of the Operating Order, the scope of such meet and confer shall include DWR’s ability to review and audit of the hourly assumptions used by the Utility to determine Hourly Estimated Bundled Customer Load provided to DWR.  The Parties agree that such review or audit of the hourly assumptions shall occur at the Utility offices.

Billed Amount

The Billed Amount for DWR Bundled Customer Power Charge will be the product of the DWR Percentage Factor, the Bundled Customer’s electric consumption and the Bundled Customer Power Charge rate in dollars per kilowatt-hours.

Billed Amount for DWR Bundled Customers Power Charge = DWR Percentage Factor x Bundled Customer’s electric consumption (kWh) x Bundled Customer Power Charge rate ($/kWh)

Remittances for DWR Bundled Customer Power Charge

The Daily Remittance of DWR Bundled Customer Power Charge shall be determined based upon the Billed Amount for DWR Bundled Customers by each Utility by either applying a collection curve factor to the Billed Amount for DWR Bundled Customers, or by remitting the actual amounts collected from Bundled Customers, all as more specifically set forth in the appropriate 2007 Servicing Order.

Meet and Confer Obligation for Significant Load Deviations

The Utility will provide a monthly report of the load information, as more fully described in Appendix A-2 of Attachment B and Attachment C of the Servicing Arrangement.  The Utility will provide such monthly reports to the DWR by the fifth Business Day following the publication of the ISO’s Recalculation Settlement Statement for the last trade date of a calendar month ..

Individual Utility Deviation.  If, for a period of two consecutive months, the monthly simple average of the Utility ’s ISO metered load (submitted to the ISO at 43 calendar days currently and such other interval as may be required after the ISO implementation of “Payment Acceleration” procedures) deviates by at least three percent (3%) from the Estimated Bundled Customer Load value for the Utility (as such term is described under this Section A), DWR and the Utility shall meet and confer to discuss the cause of the deviation, upon written request by either Party.

Average Deviation Amount for All Utilities.  If, for any one month, the monthly simple averages of each of the three (3) Utilities’ ISO metered load, individually, deviates by at least three percent (3%) from the Estimated Bundled Customer Load values for the respective Utilities (as such term is described in this Section A), DWR and each Utility shall meet and confer to discuss the cause of the deviations, upon written request by any of the Parties.

Scope of Meet and Confer.  For the purposes of this section, the “meet and confer” shall mean the affected Utility or Utilities, as the case may be, will engage in a conference call with DWR to discuss: (i) the Utility’s or Utilities’ efforts to determine the root cause of the variance between Estimated Bundled Customer Load values and ISO metered load, and (ii) corrective action , if any, planned by the Utility or Utilities to address the variance.  In addition, in the event the variance between Estimated Bundled Customer L oad values and ISO metered load requires DWR to revise its revenue requirement determination for the year in which the variance occurs, the Utilities agree to support an appropriate revised determination by DWR.

B.

Real Time Energy Dispatch Charges & Credits

The provisions under this Section B apply to Dispatchable Units - and as to Instructed and Uninstructed Real Time Energy, distinguished by whether the Utility is to act as the Scheduling Coordinator (“SC”) under the Contract or not.

1.

When Utility is SC for the contracts identified in Section B of Part III of this Exhibit C:

Utility will pay retail Remittances on the metered amount and Utility will retain ISO market revenues / charges, consistent with the terms of the applicable Contract.

2.

If the Utility is not the SC for the Dispatchable Unit:

DWR or the counterparty, as provided by the Contract, will receive market revenues for the real time energy via the SC and DWR will not be paid retail Remittances from the Utility for the real time dispatch.

C.

Transmission Losses

Under MRTU, transmission losses are converted from physical adjustments to financial adjustments.  To simplify the process and maintain equity across parties, the Parties agree to the following principles:

o

DWR revenue requirement, which previously reduced the quantity of energy based upon transmission losses, will not reduce the quantity of energy to adjust for transmission losses.

o

This change should be clearly identified or footnoted within future DWR Revenue Requirement documents.

D.

Other

In the Event of any conflict between the formulas and procedures in this Part II of this Exhibit C and the formulas and procedures in Utility’s Servicing Arrangement, those contained in Utility’s Servicing Arrangement shall govern.

III.

Bilateral Settlement

Under the Contract Allocation Order but prior to the date that any Contract is novated to Utility, DWR remains financially obligated for the Contracts.  DWR will continue to pay Suppliers and this requires DWR to apply appropriate procedures and controls to ensure that payments are made accurately and in a timely manner.  Information supporting Contract settlements will be provided by Utility, and additional information may also be required to address contract performance issues (such as availability and other items as discussed in Exhibit E) and to allow DWR to settle disputes in an appropriate manner, as set forth in Section 13.03 of the body of this Operating Order.

DWR requires sufficient information to support payment requests so that it can meet the accountability requirements of the State Controller’s Office and the State Auditor, and simultaneously comply with the applicable statutes concerning disbursement of public monies.  The Utility shall reconcile schedules with Suppliers invoice.  DWR shall make the associated payments to Suppliers after performing its verification prior to the MRTU Effective Date, and, on and after the MRTU Effective Date, such internal procedures that are reasonable and determined appropriate by DWR, and such validation, analysis and audit of the settlement function performed by Utility, as DWR’s limited agent, consistent with the principles and parameters set forth in this Part III of this Exhibit C.  In addition, the Utility will also provide the data as required in Exhibit F to allow DWR to perform its duties in a timely manner as set forth herein.

Prior to the MRTU Effective Date, DWR shall continue to perform validation of settlement data and invoices and pay Contract costs directly to the Suppliers upon validation of invoices.

On and after the MRTU Effective Date, the Parties have agreed to the specific provisions related to Real Time Energy Dispatch Charges and Credits as set forth in Section B of Part II of this Exhibit C.  In addition, the Parties agree to the following principles related to Contract settlements:

A.

Ancillary Services

•

If the Utility is not the SC under the Contract:   Revenues from ancillary services are passed through from the counterparty to DWR (to the extent so provided by the Contract) and, in turn, to the Utility, via the Utility Specific Balancing Accounts

•

When the Utility is SC for the Contracts as identified in Section B of Part III of this Exhibit C, then :  Revenues for ancillary services (to the extent so provided by the Contract) will be allocated to the Utility to the extent that DWR is entitled to such revenues

B.

Responsibility for ISO Charges and Credits - Generation Invoices

As to the Contracts specifically identified in Attachment A of the MOU, to the extent PG&E, SCE, or SDG&E becomes the SC for certain Contracts, the Utility that becomes the SC will take responsibility for the payment/receipt of ISO invoice charges and credits that are allocated to DWR under and consistent with the terms of the applicable Contract.  The Utilities have agreed to such responsibilities, to the extent they become the SC for the Contracts referenced in Attachment A of the MOU, but more recently updated as: (1) Sunrise, (2) JP Morgan D AL 1, AL5, (3) JP Morgan D HB1 and (4) JP Morgan D RB6.

In the event that a Utility or another entity identified by DWR becomes the SC for Contracts (other than those Contracts identified in the immediately preceding paragraph above), responsibility for ISO invoice charges and credits allocable to DWR shall be explicitly addressed at the time and in the document appointing such new SC.

1.

Applicable to: SDG&E and SCE (when the Utility is SC for the contracts identified in the first paragraph under this Section B )

•

As SC, the Utility will be responsible for paying all ISO invoices in a timely manner.

•

Utility will be responsible for ISO charges and credits, as allocated between DWR and the counterparty pursuant to the Contract

•

With respect to ISO charges allocated to the counterparty pursuant to the Contract, in the event the counterparty does not pay such charges to the Utility, then the Utility and DWR shall refer to the procedure described in Section D below that reimburses the Utility and to provide DWR with sufficient information to collect those charges from the counterparty.

2.

Applicable to all 3 Utilities and when the Utility is the SC, for any Contracts other than those identified in the first paragraph of this Section B:

•

DWR and the appropriate Utility will agree upon the Remittance Basis and the treatment of market revenues for energy and Ancillary Services

•

DWR and the appropriate Utility will agree upon the responsibility for ISO charges and rights to ISO credits

C.

Bilateral Settlement Parameters On and After the MRTU Effective Date

1.

General.  On behalf of DWR, as its limited agent, Utility will perform all necessary settlement functions related to and in accordance with the terms of the applicable Allocated Contracts, and provide recommendations to allow DWR to make payments accurately and in a timely manner.  Utility shall perform such settlement functions consistent with Good Utility Practice.

Settlement functions shall include but  are not limited to verification or appropriate review, as the case may be, of energy and related fuel charges, capacity, transmission charges, ISO charges and credits (as further described below), and contract performance related costs and credits, as further set forth in this Section C.

2.

ISO Market Activity Related Settlements Parameters.  Settlement functions in the cases where Utility is the Suppliers’ Scheduling Coordinator, shall also include verification of ISO market activity in accordance with the terms of the Contracts.

In addition, verification activities shall be performed as to each Contract’s ISO market activity where the Utility is not the Supplier’s Scheduling Coordinator, and where the Contract provides for the necessary information and appropriate timing to perform such activities. These activities shall be limited to ISO charges or credits where DWR is financially responsible or has the right to receive under the Contract.  Settlement processing of the ISO market activity of the Contracts may include but is not limited to the review, validation or verification, as appropriate, of charges or credits to confirm reasonableness and consistency with the operating history and record maintained by the Utility.  In addition, the Utility shall review such types of charges or revenues for consistency under provisions of the Contracts.  The types of charges or revenues may include but is not limited to:

1)

Volume and prices of uninstructed imbalance energy charged or credited as invoiced;

2)

Volume and prices of instructed imbalance energy charged or credited as invoiced;

3)

Volume and prices of Ancillary Services charged or credited as invoiced;

4)

Compensation for start up cost and minimum load cost compensation as invoiced;

5)

Compensation for exceptional dispatch uplift compensation as invoiced;

6)

Verification of volume and prices of load uplift obligation trade offset and bid cost recovery charged or credited as invoiced; and

7)

Resource performance penalties such as uninstructed deviation penalties and ancillary service no pay penalties.

3.

Insufficient ISO Data for Settlement Verification.  In the event that the Utility determines that some of the data is not available for the Utility to verify certain ISO charges and credits, the Utility shall notify DWR and provide sufficient description of the ISO data reasonably necessary to complete the verification activities above.  DWR will request and facilitate Utility’s receipt of such ISO data from the counterparty. In the event that DWR subsequently is successful in obtaining such Utility notified necessary ISO data, upon receipt of such ISO data, the Utility shall commence its settlements verification of such ISO market activity prospectively.

4.

Recommendations on Invoice Payment.  The Utility shall provide recommendations to DWR on payment of bilateral invoices, including ISO charges and credits consistent with Section C of Part III of this Exhibit C, no later than five calendar days before the required contract payment date, or such other timeline that is mutually agreeable to both parties.  In the event the Utility recommendation for payment is different than the Supplier invoice, Utility shall provide a detailed explanation with support information to CDWR sufficiently in advance to allow DWR to settle disputes with the Contract counterparty in an appropriate manner.

D.

Additional Provisions Related to ISO Settlement Statements

1.

ISO Settlement Statements issued to Utility as Scheduling Coordinator of Specified Allocated Contracts.  As to the Allocated Contracts specifically identified in Annex 1 attached hereto, as such Annex 1 may be amended from time to time, to the extent that Utility becomes the Scheduling Coordinator as contemplated in Section II(G) of that certain Memorandum of Understanding, dated as of February 4, 2009, Utility will take responsibility for the timely payment, if any, to the ISO, taking into account such ISO charges and credits that are allocated to DWR and (i) any net payments owed to the Utility by the Supplier or (ii) any net credit owed to the Supplier by the Utility (collectively, “Supplier Portion of ISO Charges”).

a.

Within five (5) Business Days of the Utility’s receipt of an ISO Invoice, the Utility shall determine the Supplier Portion of ISO Charges and (i) invoice DWR for such amount or (ii) advise DWR as to the net credit to be paid to DWR.  In each case, the Utility shall also provide the Supplier and DWR of such agreed-upon data.

b.

In the case of any net payment owed to the Utility, within ten (10) Business Days of DWR receipt of an invoice from the Utility , DWR will pay the Utility the entire Supplier Portion of ISO Charges.

c.

In the case of a net credit owed to the Supplier, within ten (10) Business Days of DWR receipt of such credit advice, the Utility will submit net credit payment.

d.

In either instance as described in (b) or (c) above, the same amount of the Supplier Portion of ISO Charges will be accounted and either credited to DWR (in the case of net payment owed by the Supplier as described in (b) above) or debited to DWR (in the case of net credit owed to the Supplier as described in (c) above) in DWR’s succeeding month’s Supplier’s invoice, consistent with the procedures agreed to between DWR and the Supplier.

e.

In the event that the Supplier shall dispute the Utility determined Supplier Portion of ISO Charges, in the case net payment owed by the Supplier as described in (b) above, DWR agrees to pay the entire Utility determined Supplier Portion of ISO Charges to the Utility initially and pursue dispute resolution with the Utility.  In the case of dispute as to the net credit owed to the Supplier as described in (c) above, Utility will pay the Utility determined amount.

As to the disputed portion, DWR agrees to enter into dispute resolution process with the Supplier, with such back-up data and information from the Utility, to resolve such dispute of the Supplier.  Upon resolution of such dispute by DWR, the disputed portion shall be communicated to the Supplier and the Utility.

f.

Utility agrees to reconcile and account for such disputed portion in the succeeding month’s determination of the Supplier Portion of ISO Charges to address the adjusted amount, either positive or negative.  Such adjustment will be specifically noted in the notice to DWR and the Supplier described in (a) of this Section D and reflected in the immediately succeeding month’s invoice to DWR.

Appropriate adjustments to the Supplier’s invoice will also be reflected, consistent with the agreement between DWR and Supplier.

2.

ISO Settlement Statement issued to Suppliers’ Non-Utility Scheduling Coordinators.  So long as appropriate settlement statements and necessary supporting details to validate and verify ISO Settlement Statements issued with respect to the Contracts to the Suppliers’ Scheduling Coordinators are available to Utility, Utility shall review, validate and verify all ISO charges/credits contained on all ISO Settlement Statements related to the Allocated Contracts.

In the event that the settlement statements or supporting details available to the Utility with respect to the Supplier’s ISO Settlement Statements issued with respect to a Supplier are not determined to be sufficient as mutually determined by DWR and Utility, the Utility shall review the available data for reasonableness which review shall be commensurate with the quality and the quantity of the data available to the Utility.

The obligations described in this Section D(2) of Part III of this Exhibit C shall be performed consistent with the Bilateral Settlement Parameters provided in Section C of Part III of this Exhibit C, which protocols may be modified, clarified or amended from time to time as determined appropriate by the Parties.

IV.

Fuel Cost Verification and Settlement

Exhibit B provides a detailed discussion concerning Utility’s responsibility for fuel management.  Prior to the date that any Contract is novated to Utility, DWR will continue to pay fuel suppliers and others involved in providing fuel management services for the delivery of fuel for those DWR Contracts where the Fuel Option has been elected.  Consistent with the above, Utility will perform settlements activities to reconcile quantities and associated charges, and DWR will perform verification, audit and monitoring to support its disbursement of funds prior to the MRTU Effective Date.  On and after the MRTU Effective Date, DWR will perform such internal procedures that are reasonable and determined appropriate by DWR, and such validation, analysis and audit of the settlement functions to be performed by Utility, as DWR’s limited agent, to support DWR disbursement of funds.  Utility will comply with the requirements contained in Exhibit F to provide DWR with the necessary information to apply appropriate procedures and controls to ensure that fuel payments and payments for fuel management services are made accurately and in a timely manner and to allow DWR to settle disputes in an appropriate manner.

C-

ANNEX 1 TO EXHIBIT C

Contracts Subject to Part III, Section D(1)
as of the Effective Date of the 2010 Operating Order

San Diego Gas & Electric Company*:

None

*SDG&E acting as Scheduling Coordinator for the Sunrise Contract will not be subject to the specified SC procedure provisions. Upon appointment of SDG&E as Scheduling Coordinator for the Calpeak Contracts allocated to SDG&E, SDG&E will not be subject to the specified SC procedure provisions set forth in this Exhibit C.

C-

DWR/SDG&E EXHIBIT D

ISO SCHEDULING COORDINATOR CHARGES

EXHIBIT D

ISO SCHEDULING COORDINATOR CHARGES

The financial obligation for ISO charges incurred as of January 1, 2003 has been allocated to the Utility.  Unless specifically provided in Exhibit C hereto, all ISO charges incurred after January 1, 2003 attributable to load and resources shall be the responsibility of Utility.

Utility agrees that any refunds, reruns or credits through the ISO attributable to costs incurred by DWR for trade dates beginning February 7, 2001 up to January 1, 2003, under that certain Restated Letter Agreement, dated April 5, 2001, shall belong to DWR and Utility shall take all necessary action to remit such refunds or credits to DWR within reasonable time.  In addition, DWR shall be responsible for any ISO charges incurred during this period pursuant to the existing letter agreement between the Parties.  Utility shall invoice DWR for such ISO charges within a reasonable period of time and DWR shall pay Utility for such ISO charges within 10 days of receipt of such invoice.  Without making any assurances as to Commission action, DWR agrees to take appropriate action to ensure that such refunds or credits are applied consistent with DWR’s Revenue Requirement cost allocation method for the same trade dates.

On and after the MRTU Effective Date, all ISO charges attributable to Load (as defined under the ISO MRTU tariff) will be paid by the Utility.  Revenues associated with Inter-SC Trades related to Energy, Ancillary Services or IFM Load Uplift Obligation (as defined under the ISO MRTU tariff) from DWR Contract will be applied by Utility to offset ISO charges allocated to Load.

D-

DWR/SDG&E EXHIBIT E

CONTRACT MANAGEMENT AND
ADMINISTRATION PROTOCOLS

EXHIBIT E

CONTRACT MANAGEMENT AND ADMINISTRATION PROTOCOLS

Except as specifically noted below, DWR will retain all contract management, administration and monitoring responsibilities for the Contracts, including due diligence, performance testing, contract performance assessment, formal correspondence and notifications with Suppliers, exercise of contract options, contract interpretation and dispute resolution, and financial reporting.  In the event Utility and DWR agree in the future to transition the Due Diligence and Performance Test Monitoring functions set forth in this Exhibit E from DWR to the Utility, the Parties will first develop a mutually acceptable plan of performance, a transition schedule, and a transition plan for transfer of such functions from DWR to the Utility for review and approval by the Commission.  Upon agreement of the Parties to an acceptable plan and completion of the transition period, the agreed upon functions will transfer from DWR to the Utility (the “Transition Date”).

Pursuant to Advice Letter 2048-E dated December 12, 2008 as related to SDG&E, responsibilities set forth in Paragraph II.A of this Exhibit E have been transferred from DWR to the Utility.

I.

Due-Diligence

The Due Diligence function assesses the progress of permitting, construction and performance capability of new generating facilities under to the Contracts.  Due Diligence includes (i) monitoring activities associated with the development, construction, and performance of new generating facilities; (ii) identification and tracking of key projects milestones including permitting, equipment procurement, construction, commissioning, and performance testing; (iii) coordination with permitting agencies and the Suppliers, review of project documents, physical inspections, and witnessing of acceptance tests, (iv) verification that the new facilities can perform in a manner that is consistent with the obligations under the appropriate Contract and (v) review and approval of commercial operation dates and documentation.

II.

Performance Test Monitoring

A.

Annual Performance Tests

Annual Performance Tests verify ongoing compliance with the Contracts and establish plants capacities and efficiencies that are used to calculate contract payments, either for capacity or energy.  Annual Performance Test responsibilities generally consist of (i) verification of testing procedures, (ii) witness of performance tests, (iii) review of test results and test reports for compliance with Contract terms and conditions, and (iv) identification of contract non-compliance for dispute resolution with the Supplier.  Prior to the Transition Date, the Utility will cooperate and assist DWR with scheduling of upcoming Annual Performance Tests, and the Utility may have its staff witness such testing.

B.

Scheduled Performance Tests

Prior to the Transition Date, on occasion, DWR may request that Utility schedule a peaking or dispatchable generating facility for testing (to assure that such generation facility is available according to the terms of the contract between such generation facility and DWR). The Utility will cooperate and shall coordinate with the DWR on a mutually acceptable date for performance of the test.  On the date agreed upon, the Utility shall schedule the specified facility or unit for operation to test the availability, reliability, and performance of the scheduled unit.

C.

Test Procedures and Protocols

Prior to January 1, 2003, Utility shall meet with DWR staff to review, discuss, and verify test procedures and protocols developed by DWR.

III.

Contract Performance Assessments

DWR shall continue to perform an after-the-fact review (“Performance Assessment”) of each Contract on a periodic basis.  The purpose of the Performance Assessment is to assess, analyze, and document the overall performance of each contract Supplier, assure that the Supplier is satisfying the terms and conditions of their respective Contract(s), and identify potential issues, disputes, and other matters that may require corrective action by either Utility or DWR as part of contract administration.

IV.

Other Administrative Matters

A.

Correspondence with Suppliers

Utility and DWR agree to copy each other on all written correspondence and written notifications sent to or received from a Supplier of an Allocated Contract related to the activities described in this Exhibit E. The Parties agree to provide additional information as requested related to verification and support of the activities described in this Exhibit E.

B.

Reports

Results of the activities described in this Exhibit E will be documented by DWR in written reports (“Reports”) and shall be discussed periodically between DWR and the Utility.  Such Reports may include, but are not limited to, summary of test results, status of projects, recommendations for operational changes, procedural changes, dispute resolution, and results of Performance Assessments.

Such Reports, documentation, or other material developed by either Party shall be shared and reviewed with the other Party on a timely basis.

E-

DWR/SDG&E EXHIBIT F

DWR DATA REQUIREMENTS FROM UTILITY

F-

EXHIBIT F

DWR DATA REQUIREMENTS FROM UTILITY

To effectively fulfill its legal and financial responsibilities, DWR requires access to standard and reliable information on a timely basis. Post transition, DWR remains statutorily and contractually obligated to collect, account for, and remit funds for the power it provides to the Utility’s retail customers.  More specifically, post transition, DWR must have readily available access to information that is currently available in-house due to DWR’s operational responsibilities.  The primary source of this information post transition will be the three utilities.

I.

Prior to the MRTU Effective Date

Prior to the MRTU Effective Date, the information being requested is required to:

•

Verify, audit, monitor and authorize payment for bilateral invoices for allocated DWR contracts;

•

Manage disputes between DWR and the bilateral counterparties;

•

Verify, audit, monitor and authorize payment for fuel procured by the utilities relating to DWR allocated contracts;

•

Verify, audit, monitor, collect and Utility remittances relating to repayment of Energy Supplied and Bond Funds;

•

Forecast, manage and monitor DWR monetary requirements and associated accounts;

•

Ongoing reporting responsibilities under AB1X, the rate agreement and bond indenture;

•

Audit and monitor long-term contract performance and associated risks prior to contract assignment or novation.

The table below contains a brief description of the information to be provided by Utility, the frequency for which Utility shall provide such information to DWR, and the effective date for when Utility shall provide such information to DWR.

F-

The following table outlines DWR data requirements relating to general contract/trade information:

Contract/Trade
Requirement	Description	Freq	Effective	Delivery Method
Surplus Energy Sales Plan

Monthly utility’s surplus energy sales plan updated weekly.  Sales plan will outline all surplus sales contemplated by the utility, including but not limited to balance of month, weekly balance of week and other short-term sales.

		Monthly plan, updated weekly	1/1/2003	Email/Fax - Standard Form TBD
Surplus Energy Sales

Contract/Deal information relating to the forward sale of DWR surplus energy.  This would include but is not limited to Counterparty, Term (Start/End Date), Hourly Contract Volumes, Hourly Price, Location, any fee information, etc.

		When executed	All surplus forward sales entered into after 1/1/2003	Email/Fax - Standard Form TBD

The following table outlines DWR data requirements relating to long-term contract schedule information and associated bilateral invoices:

Schedule/Bilateral Invoice
Requirement	Description	Freq	Effective	Delivery Method
Final Schedule Volumes, Long Term Contracts

For all long-term contracts allocated to the utilities and any surplus energy sales, the detailed hourly final schedule volumes and pricing information by contract by counterparty, by day.

Final schedule volumes are defined as the final volume for the hour at the completion of the real-time market.  These volumes represent the hour ahead scheduled volumes adjusted to include any real-time market adjustments by the ISO.  Absent any real time adjustments, this data will be the same as Final Hour Ahead Schedule.

File should include, but is not limited to; Utility identifier, file type identifier (i.e. final, HA), SC identifier, counterparty identifier, contract identifier, schedule type identifier (i.e. sale), delivery location, date, volume scheduled by hour, price per hour.

		T+1 (Daily)	1/2/2003	Secure Electronic – Format TBD
Hour Ahead Schedule Volumes, Long Term Contracts

For all long-term contracts allocated to the utilities and any surplus energy sales, the detailed hour ahead final schedule volumes and pricing information by contract, by counterparty, by day.

Format and data elements of the file provided should be identical to what was specified above in Final Schedule volumes.

(Note: This cannot be the ISO Hour Ahead Final Schedule template as this file does not provide transactional level details but consolidates/collapses information based on certain ISO rules.)

		T+1 (Daily)	1/2/2003	Secure Electronic – Format TBD
Reconciled Monthly bilateral invoices	Monthly invoice and supporting documentation for bilateral contracts relating to DWR long-term contracts, reviewed and approved by utility for payment by DWR to the counterparty.	Monthly – 5 business days prior to payment due date	Feb 03	TBD

In the event of a bilateral invoice dispute with the counterparty, DWR may also request from the utility the additional schedule information.  This information would be in the same format as outlined in the table above.  As mentioned above, DWR is requesting transactional level information and not the associated ISO template files due to the consolidation/collapsing of schedules with the template files.  Schedule information required would include :

•

Hour Ahead Preferred Schedule Volumes

•

Day Ahead Final Schedule Volumes

•

Day Ahead Adjusted Schedule Volumes

•

Day Ahead Revised Preferred Schedule Volumes

•

Day Ahead Preferred Schedule Volumes

F-

The following table outlines DWR data requirements relating to the verification of fuel costs.  It assumes DWR will retain legal and financial responsibility for gas and related services while the utility will perform administrative and operational responsibilities as outlined in Exhibit B.

Fuel Costs
Requirement	Description	Freq	Effective	Delivery Method
Generator fuel plan proposal	Proposal and supporting analysis on whether or not to accept or reject of generator fuel plan.	Based on individual contracts	Jan-03	TBD
Utility Fuel Procurement Plan	Utility will provide a bi-annual fuel procurement plan for utility supplied fuel.	Bi-Annual	Jan-03	TBD
Tolling agreement Settlement Report	Monthly report on each DWR tolling agreement that includes but is not limited to: tolling contract identifier, who provided the gas (generator/utility) and daily quantity of gas supplied.	Monthly	Feb-03	Electronic Format TBD
Reconciled Monthly Gas Invoice	Suppliers monthly invoice and supporting documentation for fuel procurement relating to DWR tolling agreements, reviewed and approved by Utility for payment by DWR to the supplier.	Monthly – 5-business days prior to payment due date	Feb-03	Electronic – Format TBD
Gas Transportation Contract Information	Details relating to the Utility negotiated firm and/or interruptible transportation agreements for DWR review and authorization.	When executed	All contracts effective after 1/1/2003	E-mail/Fax Standard Form TBD
Gas Storage Contract Information	Details relating to the Utility/negotiated firm and/or interruptible storage agreements for DWR review and authorization.	When executed	All contracts effective after 1/1/03	E-mail/Fax Standard Form TBD
Reconciled Monthly gas transportation invoices	Suppliers monthly invoice and supporting documentation for natural gas transportation costs relating to DWR tolling agreements, reviewed and approved by utility for payment by DWR to the supplier.	Monthly – 5-business days prior to payment due date	Feb-03	Electronic – Format TBD
Reconciled Monthly gas storage invoices	Supplier’s monthly invoice and supporting documentation for storage relating to DWR tolling agreements, reviewed and approved by utility for payment by DWR to the supplier.	Monthly – 5-business days prior to payment due date	Feb-03	Electronic – Format TBD

The following table outlines additional DWR data relating to utility revenue remittance:

Utility Revenue Remittance
Requirement	Description	Freq	Effective	Delivery Method
Utility ISO Preliminary Settlement Statement and Supporting Files	The complete Utility preliminary settlement statement and supporting files in original ISO template format.	T + 38 business days	Ongoing	Secure Electronic-ISO Template Direct from ISO
Utility Final ISO Settlement Statement and Supporting Files	The complete Utility final ISO settlement statement and supporting files in ISO original template format. This information also required for remittance calculation purposes.	T + 45 business days	Ongoing	Secure Electronic-ISO Template Direct from ISO
Scheduled Retail Load by hour	Utilities estimated retail load information by hour, by day used for the preliminary remittance.	T + 1	1/1/2003	TBD
Hourly aggregate final schedule of Utility’s resource portfolio	Utilities total hourly scheduled volumes for the entire Utilities portfolio. This is an aggregate total for the day, by hour and represents the total volume supplied by the utility.	T+1 (Daily)	1/2/2003	TBD
Hourly Distribution Loss Factor	Utility DLF % by hour	When changes required	1/1/2003	TBD
Estimated DWR remittance %	Utility estimated remittance percentage.	When changes required	1/1/2003	TBD
Energy Sales billed (kWh)*	Daily kWh billed by Utility to end users	Daily	Ongoing	Standard DWR Form/File (TBD)
DWR Power Charge volumes*	Daily DWR kWh billed by Utility to end users	Daily	Ongoing	Standard DWR Form/File (TBD)
DWR Power Charge billed to Customer*	Daily dollar amount of DWR Power Charge being billed to customer including identification of dates billed.	Daily	Ongoing	Standard DWR Form/File (TBD)
DWR Power Charge Remitted to DWR*	Daily dollar amount being remitted by Utility to DWR for the DWR Power Charge collected from customers including identification of dates billed.	Daily	Ongoing	Standard DWR Form/File (TBD)

*This information is already provided pursuant to the Servicing Arrangement, and supports the daily remittance calculation for each month and subsequent true-ups.  The Servicing Arrangement will be modified as necessary to conform to the Operating Order.

As various Commission proceedings are finalized DWR will also require specific data related to Bond Charge remittances and to Direct Access exit fees.  The specific nature and format of this data will be agreed with between the utilities and DWR.

The following table outlines DWR data requirements relating to resource information:

Resource Information
Requirement	Description	Freq	Effective	Delivery Method
Load and Resource Assessment Studies	Copies of Utilities annual and quarter load and resource assessment studies as provided to the PUC.	Annually and quarterly	Jan-03	TBD
Update Description of Resources	Updated description of resources as set out in Exhibit A. Utilities will also provide timely updates on significant resource changes as outlined in Exhibit A.	Annually or when significant changes	Jan 1, 04	TBD
Unit Commitment Studies	As provided to the PUC.	Weekly	Jan-03	TBD
DWR Non-Dispatched Resources Report	Report of Resources that were economic to run, but were not dispatched.	Weekly	1/1/03	TBD
DWR Resource Unavailability Form

Utility notification to DWR for resources within an allocated contracts becoming unavailable, or scheduled to become unavailable.

Note: This information could be provided directly from the generator to DWR and would therefore not be required from Utility.

		As outlined in operating agreement	1/1/2003	Standard DWR Form – Email/Fax

II.

On and After the MRTU Effective Date

This Part II contains a brief description of the information to be provided by Utility, as well as the frequency, name of the report or source and the delivery method with respect to such information to be provided to DWR.

The following table outlines DWR data requirements relating to long-term contract schedule information and associated bilateral invoices after MRTU go-live (4/1/2009):

Schedule/Bilateral Invoice
Requirement	Description	Frequency	Report Name/Source	Delivery Method
Utility is the Generator Scheduling Coordinator
Day Ahead IFM Award Volumes, Long Term Contracts

For all long-term contracts allocated to the utilities where the Utility is the SC, the detailed Day Ahead IFM Award Volumes and pricing information pursuant to a bid.

Final IFM award volumes are defined as the award volume that clears the ISO IFM.

File should include, but is not limited to; Utility identifier, file type identifier (i.e. final, DA), SC identifier, counterparty identifier, contract identifier, schedule type identifier (i.e. sale), delivery location, date, volume scheduled by hour, price per hour.

		M+10 Calendar Days	CMRI Report	Excel Format per Existing Protocol
ISO Expected Energy File	For Contracts allocated to SDG&E where the Utility is the SC, the ISO Expected Energy File.	Ad Hoc, upon request of DWR	CMRI Report	Excel format by email

Utility is Not the Generator SC
Requirement	Description	Frequency	Report Name/Source	Delivery Method
Requested and Final Day Ahead Inter-SC Trade Volumes

For all long-term contracts allocated to the utilities, all the IST information downloaded from SIBR.

File should include, but is not limited to; Market, Date, Hour, Product Type, Selling SC, Buying SC, Trading Location, Submitted Qty., Adjusted Qty., Counter Qty., Trade Name, Trade Type, Depend on Trade, Submit SC, Trade Status, Submitted, Market Status, Physical/APN ISTs, CPTs, IST Quantities not considered for Remittance, and IST Quantities for Remittance Basis

		M+10 Calendar Days	IST Report	Excel Format per existing Protocol
Requested and Final HASP Inter-SC Trade Volumes

For all long-term contracts allocated to the utilities, all the IST information downloaded from SIBR.

File should include, but is not limited to; Market, Date, Hour, Product Type, Selling SC, Buying SC, Trading Location, Submitted Qty., Adjusted Qty., Counter Qty., Trade Name, Trade Type, Depend on Trade, Submit SC, Trade Status, Submitted, Market Status, Physical/APN ISTs, CPTs, IST Quantities not considered for Remittance, and IST Quantities for Remittance Basis

		M+10 Calendar Days	IST Report	Excel Format per existing Protocol –
Reconciled Monthly bilateral invoices	Monthly invoice and supporting documentation for bilateral contracts relating to DWR long-term contracts, reviewed and approved by utility for payment by DWR to the counterparty.	Monthly 5 Calendar days prior to payment due date		Format per existing Protocol

The following table outlines the data to be transferred to the Utility upon receipt by DWR from certain of the Suppliers :

Requirement	Description	Frequency	Report Name/Source	Delivery Method
Data to be Provided by DWR to Utility when the Utility is Not the Generator SC Relating to Small Dispatchable Contracts
ISO Expected Energy File	For Contracts Allocated to Utility where the Utility is not the SC and market bids are directed to be submitted by Utility	M + 10 Calendar Days	CMRI Report	Excel format by email or Secure Electronic ISO Template Directly from ISO

In the event of a bilateral invoice dispute with the counterparty, DWR may also request from the utility the additional schedule information.  This information would be in the same format as outlined in the table above.  In the cases the Utility is the generator SC, CDWR may request additional ISO data for dispute resolution.

F-

The following table outlines DWR data requirements relating to the verification of fuel costs.  It assumes DWR will retain legal and financial responsibility for gas and related services while the utility will perform administrative and operational responsibilities as outlined in Exhibit B.

Fuel Costs
Requirement	Description	Freq	Effective	Delivery Method
Generator fuel plan proposal	Proposal and supporting analysis on whether or not to accept or reject of generator fuel plan.	Based on individual contracts	Jan-03	E-mail or overnight mail
Utility Fuel Procurement Plan	Utility will provide a bi-annual fuel procurement plan for utility supplied fuel.	Bi-Annual	Jan-03	E-mail
Tolling agreement Settlement Report	Monthly report on each DWR tolling agreement that includes but is not limited to: tolling contract identifier, who provided the gas (generator/utility) and daily quantity of gas supplied.	Monthly	Feb-03	Electronic Transmission
Reconciled Monthly Gas Invoice	Suppliers monthly invoice and supporting documentation for fuel procurement relating to DWR tolling agreements, reviewed and approved by Utility for payment by DWR to the supplier.	Monthly – 5-business days prior to payment due date	Feb-03	Electronic Transmission
Gas Transportation Contract Information	Details relating to the Utility negotiated firm and/or interruptible transportation agreements for DWR review and authorization.	When executed	All contracts effective after 1/1/2003	E-mail / Fax / Overnight Mail
Gas Storage Contract Information	Details relating to the Utility/negotiated firm and/or interruptible storage agreements for DWR review and authorization.	When executed	All contracts effective after 1/1/03	E-mail/Fax
Reconciled Monthly gas transportation invoices	Suppliers monthly invoice and supporting documentation for natural gas transportation costs relating to DWR tolling agreements, reviewed and approved by utility for payment by DWR to the supplier.	Monthly – 5-business days prior to payment due date	Feb-03	Electronic Transmission or overnight mail
Reconciled Monthly gas storage invoices	Supplier’s monthly invoice and supporting documentation for storage relating to DWR tolling agreements, reviewed and approved by utility for payment by DWR to the supplier.	Monthly – 5-business days prior to payment due date	Feb-03	Electronic Transmission or overnight mail

F-

The following table outlines additional DWR data relating to utility revenue remittance:

Utility Revenue Remittance
Requirement	Description	Freq	Report Name/Source	Delivery Method
Utility Preliminary ISO Settlement Statement and Supporting Files	Related to Prior Day Adjustments (or similar adjustments) for trade hours between January 17, 2001 through December 31, 2002	Continuous	ISO	Secure Electronic - ISO Template Direct from ISO or other secure method
Utility Final ISO Settlement Statement and Supporting Files	Related to Prior Day Adjustments (or similar adjustments) for trade hours between January 17, 2001 through December 31, 2002	Continuous	ISO	Secure Electronic - ISO Template Direct from ISO or other secure method
ISO Digital Certificate for OMAR	ISO electronic certificate to access ISO OMAR system to retrieve the Utility’s load meter information.	Continuous	ISO	Secure Electronic-ISO Template Direct from ISO
ISO SIBR - IST	Access ISO SIBR data to access Utility’s transaction information for DWR Contracts.	Ad Hoc	ISO	On-site Audit by DWR
DWR Remittance Basis

Agreed upon method for determining volume of energy from DWR Contracts.  This is an aggregate total for the day, by hour and represents the total volume of energy supplied to the utility from DWR Contracts.

		Monthly	DWR Remittance Basis Report and Monthly Intertie and IST Reports	Standard DWR Form/File
Estimated Bundled Customer Load	Utility estimated retail load information by hour, by day used for the DWR Percentage Calculation, including other detailed components as provided in DWR Remittance Basis Report.	Monthly	DWR Remittance Basis Report	Standard DWR Form/File
Estimated Bundled Customer Load Deviation	Utility calculated deviation of Estimated Bundled Customer Load to Actual reported load for the same period.	Monthly	EBCL Deviation Report	Standard DWR Form/File
Hourly Distribution Loss Factor	Utility DLF % by hour	When changes required	IOU	Standard IOU Form/File
DWR Percentage Factor	Utility calculated DWR Percentage Factor (or DWR Percentage Calculation) and applied to customers’ bills to determine DWR Remittances.	Monthly	DWR Percentage Calculation Report	Standard DWR Form/File
Energy Sales billed (kWh)	Monthly kWh billed by Utility to end users	Monthly	Monthly Billing Report	Standard DWR Form/File
DWR Power Charge volumes	Monthly kWh billed by Utility to end users	Monthly	Monthly Billing Report	Standard DWR Form/File
DWR Power Charge billed to Customer	Monthly dollar amount of DWR Power Charge being billed to customer including identification of dates billed.	Monthly	Monthly Billing Report	Standard DWR Form/File
DWR Power Charge Remitted to DWR	Daily dollar amount being remitted by Utility to DWR for the DWR Power Charge collected from customers including identification of dates billed.	Daily	Daily Remittance Report	Standard DWR Form/File

Some of this information is provided pursuant to the Servicing Arrangement, and supports the daily remittance calculation for each month and subsequent true-ups.  The Servicing Arrangement will be modified as necessary to conform to this Operating Agreement.

As various Commission proceedings are finalized DWR will also require specific data related to Power and Bond Charge remittances and to Direct Access Departing Load exit fees.  The specific nature and format of this data will be agreed with between the utilities and DWR.

The following table outlines DWR data requirements relating to resource information:

Resource Information
Requirement	Description	Freq	Effective	Delivery Method
Load and Resource Assessment Studies	Copies of Utilities annual and quarter load and resource assessment studies as provided to the PUC.	Annually and quarterly	Jan-03	E-mail or other transmission
Update Description of Resources	Updated description of URG resources.	Annually or when significant changes	Jan 1, 04	E-mail or other transmission
Unit Commitment Studies	As provided to the PUC.	Weekly	Jan-03	E-mail or other transmission
DWR Non-Dispatched Resources Report	Report of Resources that were economic to run, but were not dispatched. Applicable as to PG&E and SDG&E only.	Ad hoc	1/1/03	E-mail or other transmission
DWR Resource Unavailability Form

Utility notification to DWR for resources within an allocated contracts becoming unavailable, or scheduled to become unavailable.

Note: This information could be provided directly from the generator to DWR and would therefore not be required from Utility.

		As outlined in operating agreement	1/1/2003	Standard DWR Form – Email/Fax

III.

Additional Provisions

Upon the reasonable request of DWR, Utility will provide to DWR any information in respect of Utility that is applicable to the rights and obligations of the Parties under the Operating Order or any material information that is reasonably necessary for DWR to monitor and manage their risks and perform their fiduciary responsibilities.  Upon the reasonable request of Utility, DWR will provide to Utility any information in respect of DWR that is applicable to the rights and obligations of the Parties under the Operating Order or any material information that is reasonably necessary for Utility to operationally administer Contracts under the Operating Order.

For the information identified above, or any additional information identified through the Term of the Operating Order, standard submission formats will be used or be developed by DWR for use by each of the investor-owned utilities, including Utility.  In the cases where the information requirements result in a large volume of data (e.g., schedule information), DWR will use or develop standard detailed file definitions for use by all of the investor-owned utilities, including Utility.  At all times, data will be submitted to DWR by Utility through a secure electronic communication medium, unless other medium is reasonably requested by DWR.

As a result of the relative short implementation timeframes at the time of implementing the requirements under the Existing Operating Arrangement, interim delivery protocols (e.g., comma delimited file via email, compact diskettes) were utilized until the final data transmission media were in place.  DWR worked jointly with Utility to ensure the required data was available by January 1, 2003.

On and after the MRTU Effective Date, interim delivery protocols and templates were utilized.  On and after the Effective Date of this 2010 Operating Order, the Utility and DWR will work to ensure that the required data described in Part II of this Exhibit F will be available to DWR.

In the event that DWR incurs additional costs, including but not limited to penalties, interest or other such costs, due to Utility’s failure to timely provide the data set forth in this Exhibit F, any such direct cost increase invoiced or assessed to DWR shall be borne by Utility.

The provisions of this Exhibit are subject to annual review by DWR and Utility to ensure that data reporting remains relevant and useful.

F-

Footnotes

1

Contract Allocation Order is CPUC Decision (D.) 02-09-053.

2

Net positive and negative deviations of all supply resources.